Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ATHEROS COMMUNICATIONS, INC.,

ICEMAN ACQUISITION ONE CORPORATION,

ICEMAN ACQUISITION TWO LLC,

AND

INTELLON CORPORATION

DATED AS OF

September 8, 2009

Exhibit A	Form of Support Agreement
Exhibit B	Form of Parent Tax Representation Letter
Exhibit C	Form of Company Tax Representation Letter
Exhibit D	Form of License Agreement
Exhibit E	Form of Pillsbury Winthrop Shaw Pittman LLP Tax Opinion

Schedule A	Certain Employee Arrangements

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated and entered into as of September 8, 2009 by and among Atheros Communications, Inc., a Delaware corporation (“Parent”), Iceman Acquisition One Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary One”), Iceman Acquisition Two LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary Two” and together with Merger Subsidiary One, the “Merger Subsidiaries”), and Intellon Corporation, a Delaware corporation (the “Company”). Each of Parent, the Merger Subsidiaries and the Company are referred to herein as a “Party” and together as the “Parties.” All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE 1.

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is advisable and in the best interests of the Company and the Company Stockholders to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, Merger Subsidiary One will be merged with and into the Company (the “First Step Merger” or the “Merger”) in accordance with Delaware Law, with the Company continuing as the corporation surviving the First Step Merger, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (c) resolved and, subject to Section 6.5(b), agreed to recommend approval and adoption of this Agreement and the Merger by the Company Stockholders;

WHEREAS, the Board of Directors or similar governing body of each of Parent, Merger Subsidiary One and Merger Subsidiary Two have approved this Agreement and declared it advisable for Parent, Merger Subsidiary One and Merger Subsidiary Two, respectively, to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby;

WHEREAS, immediately following the First Step Merger, and as part of a single integrated plan, if the Company has received a Tax Opinion or Alternative Opinion required pursuant to Section 7.3(d), Parent will cause the Company to merge with and into Merger Subsidiary Two, with Merger Subsidiary Two continuing as the surviving entity (the “Second Step Merger;” provided that, if the Second Step Merger occurs, the Second Step Merger shall be included in the meaning of the term the “Merger”);

WHEREAS, the Parties intend that the First Step Merger and the Second Step Merger, taken together, shall qualify for federal income tax purposes as a “reorganization” described in Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders are entering into agreements, substantially in the form attached hereto as Exhibit A

(the “Support Agreements”), pursuant to which such Company Stockholders have agreed, among other things, to vote the shares of Company Stock held by such Company Stockholders in favor of the Merger, subject to the terms of the Support Agreements; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to, whether in a single transaction or series of related transactions, (A) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets (based on fair market value) of the Company and its Subsidiaries or over twenty percent (20%) of any class of equity or voting securities of the Company or all or substantially all of the equity or voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets (based on fair market value) of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or all or substantially all of the equity or voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets (based on fair market value) of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that would result in a Third Party owning twenty percent (20%) or more of the consolidated assets (based on fair market value) of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal (including United States), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assumed RSU Amount” means that number of shares of Parent Stock equal to the amount determined by (i) multiplying the number of Assumed RSUs by $7.30 and (ii) dividing such number by the Closing Average.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Calculated Option Amount” means that number of shares of Parent Stock equal to the amount determined by (i) multiplying the number of Company Options outstanding immediately prior to the Effective Time (not including any Non-Assumed Options), by $7.30 and (ii) dividing such number by the Closing Average.

“Certificates” means certificates representing shares of Company Stock.

“Closing Average” means $27.34.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Plans” means the Company’s Third Amended and Restated 2000 Employee Incentive Plan, the Director Stock Plan and the 2007 Equity Incentive Plan, each as amended.

“Company ESPP” means the Company’s 2007 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (iii) any changes in the trading price or trading volume of the Company Stock or failure of the Company to meet analysts’ published or internal projections or forecasts or estimates of revenues or earnings in and of itself (as distinguished from any change, event or occurrence giving rise to or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws, (v) changes resulting from the compliance by the Company with its obligations under this Agreement, (vi) any changes resulting from the announcement of the Merger solely to the extent related to the fact that Parent and the Merger Subsidiaries are the purchasers, (vii) actions or omissions of the Company taken with the prior written consent of

Parent, or (viii) any changes resulting from the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or (B) would prevent the Company from consummating or materially delays, or is reasonably likely to prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

“Company Material Event” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, has had, or is reasonably likely to have, a material adverse impact upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, a Company Material Event shall be deemed to have occurred in the event that:

(a) with respect to Section 4.8, (i) if the Company is required or determines that it is necessary to restate or amend any Company Financials in a manner that is materially adverse to the Company and its Subsidiaries taken as a whole or (ii) the auditor for the Company failed to deliver its fiscal quarter audit review or full year audit opinion prior to the time of the required filing date for the Company’s applicable 10-Q or 10-K; or

(b) with respect to Section 4.12(a), an aggregate reduction of the total work force of the Company in excess of fifteen percent (15%) of the research and development team or twenty percent (20%) in the aggregate from the date of this Agreement, excluding for this purpose employees who resign because, by or before October 7, 2009, such employee has not been provided an offer or assurances of continued employment (i) at the same Company location at which such employee is currently employed, (ii) with benefits as set forth in Section 6.10, and (iii) with substantially similar total compensation to his or her current compensation;

provided, that in no event shall any of the following events, changes, or occurrences be considered in determining whether a “Company Material Event” has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (iii) any changes in the trading price or trading volume of the Company Stock or failure of the Company to meet analysts’ published or internal projections or forecasts or estimates of revenues or earnings in and of itself (as distinguished from any change, event or occurrence giving rise to or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws, (v) changes resulting from the compliance by the Company with its obligations under this Agreement, (vi) any changes resulting from the announcement of the Merger solely to the extent related to the fact that Parent and the Merger Subsidiaries are the purchasers, (vii) actions or omissions of the Company taken with the prior written consent of Parent, or (viii) any changes resulting from the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack.

“Company Option” means any and all options and other rights to acquire Company Stock, whether issued under any Company Equity Plan or otherwise, except for Company RSUs and any rights to acquire Company Stock pursuant to the Company ESPP.

“Company Restricted Stock Award” means any and all restricted stock awards of Company Stock, whether issued under any Company Equity Plan or otherwise.

“Company RSUs” means any and all restricted stock unit awards with respect to Company Stock, whether issued under any Company Equity Plan or otherwise. For purposes of all calculations hereunder a Company RSU shall be deemed to represent one share of Company Stock.

“Company Stock” means the outstanding common stock, $0.0001 par value per share, of the Company.

“Company Stockholders” means the holders of Company Stock.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenters’ Cash Amount” means the product of $7.30 and the number of Dissenting Shares.

“Elected Cash Percentage” means the quotient obtained by dividing (i) the aggregate amount of cash issuable pursuant to the Merger Consideration by (ii)(A) the aggregate amount of cash issuable pursuant to the Merger Consideration plus (B) the product of (x) the number of Parent Shares issuable pursuant to the Merger Consideration multiplied by (y) the Closing Average.

“Elected Stock Percentage” means the quotient obtained by dividing (i) the product of (A) the number of Parent Shares issuable pursuant to the Merger Consideration multiplied by (B) the Closing Average by (ii)(A) the aggregate amount of cash issuable pursuant to the Merger Consideration plus (B) the product of (x) the number of Parent Shares issuable pursuant to the Merger Consideration multiplied by (y) the Closing Average.

“Equity Interest” means any share, capital stock, partnership, membership, unit or similar ownership interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“knowledge” of (a) the Company shall mean the knowledge of the Company’s chief executive officer, president, chief financial officer, general counsel and executive officers set forth in Section 1.1 of the Company Disclosure Schedule, in each case after reasonable inquiry, including but not limited to, inquiry of members of the Company’s Board of Directors to the extent such would constitute reasonable inquiry in the reasonable judgment of the individuals set forth in Section 1.1 of the Company Disclosure Schedule, and (b) any Person (other than the Company) that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Maximum Cash Amount” shall mean fifty-five percent (55%) of the Purchase Price.

“Maximum Stock Amount” means the lesser of (i) fifty-five percent (55%) of the Purchase Price divided by the Closing Average and (ii) the Purchase Price minus the Total Cash Amount divided by the Closing Average.

“NASDAQ” means The NASDAQ Stock Market.

“Non-Assumed Option Cash Amount” means the aggregate amount equal to the product obtained by multiplying (i) the aggregate number of shares of Company Stock that were issuable upon exercise of such Non-Assumed Options immediately prior to the Effective Time (for these purposes, after giving effect to any applicable vesting acceleration provisions but not assuming any net exercise) and (ii) $7.30.

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under Applicable Law.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of Parent and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which Parent and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (iii) any changes in the trading price or trading volume of Parent Stock or any failure of Parent to meet analysts’ published or internal projections or forecasts or estimates or revenues or earnings in and of itself (as distinguished from any change, event or occurrence giving rise to or contributing to such change), (iv) changes in GAAP or Applicable Laws, (v) changes resulting from the compliance by Parent with its obligations under this Agreement, (vi) any changes resulting from the announcement of the Merger which are solely related to the fact that the Company is the target company, (vii) actions or omissions of Parent taken with the prior written consent of the Company, or (viii) any changes resulting from the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or (B) would prevent Parent from consummating or materially delays, or is reasonably likely to prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

“Parent Stock” means the common stock, $0.0005 par value per share, of Parent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” shall mean $7.30 multiplied by the sum of (i) the number of shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time; plus (ii) the Assumed Options; plus (iii) the Assumed RSUs; plus (iv) Non-Assumed Options.

“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

“Superior Proposal” means any bona fide, written Acquisition Proposal (for this purpose, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Acquisition Proposal) received after the date of this Agreement that was not solicited prior to the date hereof in violation of the Letter Agreement or after the date hereof in violation of Section 6.5 and which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably capable of being consummated on the proposed terms and (b) if consummated, would result in a transaction more favorable to the Company Stockholders than the Merger.

“Third Party” means any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

“Total Cash Amount” shall mean the sum of (i) the Mixed Election Cash Amount; plus (ii) the Per Share Cash Election Cash Consideration multiplied by the number of Cash Election Shares (the “Cash Election Cash Amount”); plus (iii) the Per Share Stock Election Cash Consideration multiplied by the number of Stock Election Shares (the “Stock Election Cash Amount”); plus (iv) the Non-Assumed Option Cash Amount; plus (v) the Dissenters’ Cash Amount; provided, however, that the Total Cash Amount shall not exceed the Maximum Cash Amount.

“Uncertificated Shares” means uncertificated shares of Company Stock.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACIP	Section 6.10(e)
ACIP Payment Date	Section 6.10(e)
Adverse Recommendation Change	Section 6.5(a)
Agreement	Preamble
Assumed Options	Section 2.6(a)
Assumed RSUs	Section 2.6(b)
Alternative Opinion	Section 7.3(d)
Bankruptcy and Equity Exceptions	Section 4.2(a)
Cash Election	Section 2.5(a)(i)(B)
Cash Election Share	Section 2.5(a)(i)(B)
Cash Election Stock Amount	Section 2.5(a)(i)(C)
Closing	Section 2.1
Closing Date	Section 2.1
COBRA	Section 4.19(e)
Company	Preamble
Company Benefit Plan	Section 4.19(a)
Company Board Recommendation	Section 4.2(b)
Company Financial Statements	Section 4.8
Company Intellectual Property	Section 4.20(c)
Company IPO Date	Section 4.7(b)
Company Patents	Section 4.20(b)
Company Permits	Section 4.13(a)
Company Preferred Stock	Section 4.5(a)
Company Registered Copyrights	Section 4.20(b)
Company Registered IP	Section 4.20(b)
Company Registered Marks	Section 4.20(b)
Company Restricted Stock	Section 2.5(a)(ii)

Term	Section
Company SEC Documents	Section 4.7(a)
Company Securities	Section 4.5(b)
Company Stockholder Approval	Section 4.2(a)
Company Stockholder Meeting	Section 6.4(a)
Company Subsidiary Securities	Section 4.6(b)
Company Termination Fee	Section 8.3(a)
Confidentiality Agreement	Section 6.5(d)
Continuing Employees	Section 6.10(a)
Contributor	Section 4.20(c)
Copyrights	Section 4.20(a)
Decreased Shares	Section 2.5(a)(i)(E)
Dissenting Shares	Section 2.5(f)
D&O Insurance	Section 6.11(a)
Effective Time	Section 2.3(a)
Election Deadline	Section 2.7(b)
Election Form	Section 2.7(a)
Election Form Record Date	Section 2.7(a)
Environmental Law	Section 4.21(a)
Environmental Permit	Section 4.21(a)
ERISA Affiliate	Section 4.19(d)
Excess Stock Amount	Section 2.5(a)(i)(D)
Exchange Agent	Section 2.8(a)
Exchange Fund	Section 2.8(b)
Export Approvals	Section 4.14(b)
FCPA	Section 4.15
Final Surviving Entity	Section 2.2(b)
Financing	Section 5.13
First Certificate of Merger	Section 2.3(a)
First Step Merger	Recitals
Hazardous Substances	Section 4.21(a)
Indebtedness	Section 4.5(c)
Indemnified Person	Section 6.11(a)
Insurance Policies	Section 4.22
Intellectual Property	Section 4.20(a)
Interim Surviving Corporation	Section 2.2(a)
IRS	Section 4.19(a)
Leased Property	Section 4.23(c)
Letter Agreement	Section 6.5(b)
Mailing Date	Section 2.7(a)
Marks	Section 4.20(a)
Material Contract	Section 4.17(b)
Merger	Recitals
Merger Consideration	Section 2.5(a)
Merger Proposal	Section 6.4(a)
Merger Subsidiaries	Preamble

Term	Section
Merger Subsidiary One	Preamble
Merger Subsidiary Two	Preamble
Mixed Consideration Election Share	Section 2.5(a)(i)(A)
Mixed Election	Section 2.5(a)(i)(A)
Mixed Election Cash Amount	Section 2.5(a)(i)(B)
Mixed Election Stock Amount	Section 2.5(a)(i)(C)
Non-Assumed Options	Section 2.6(a)
Option Exchange Ratio	Section 2.6(a)
Option Stock Amount	Section 2.6(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Financial Statements	Section 5.7
Parent Preferred Stock	Section 5.5
Parent SEC Documents	Section 5.6
Party	Preamble
Patents	Section 4.20(a)
Permitted Liens	Section 4.23(a)
Per Share Cash Election Cash Consideration	Section 2.5(a)(i)(B)
Per Share Cash Election Stock Consideration	Section 2.5(a)(i)(B)
Per Share Mixed Consideration	Section 2.5(a)(i)(A)
Per Share Mixed Election Cash Amount	Section 2.5(a)(i)(A)
Per Share Mixed Election Stock Amount	Section 2.5(a)(i)(A)
Per Share Stock Election Cash Consideration	Section 2.5(a)(i)(C)
Per Share Stock Election Stock Consideration	Section 2.5(a)(i)(C)
Property Leases	Section 4.23(c)
Proxy Statement/Prospectus	Section 6.3(a)
Registration Statement	Section 5.9(a)
Regulation M-A Filing	Section 6.3(c)
Required Meeting Date	Section 8.1(c)(ii)
Second Certificate of Merger	Section 2.3(b)
Second Effective Time	Section 2.3(b)
Second Step Merger	Recitals
Stock Election	Section 2.5(a)(i)(C)
Stock Election Share	Section 2.5(a)(i)(C)
Stock Election Shortfall Amount	Section 2.5(a)(i)(C)
Stock Election Stock Amount	Section 2.5(a)(i)(C)
Stock Threshold	Section 2.5(a)(i)(E)
Support Agreements	Recitals
Surviving Benefit Plans	Section 6.10(g)
Tax or Taxes	Section 4.18(m)
Tax Opinion	Section 6.12(c)
Tax Representation Letters	Section 6.12(c)
Tax Return	Section 4.18(m)
Trade Secrets	Section 4.20(a)
Total Stock Amount	Section 2.5(a)(i)(D)

Term	Section
Treasury Shares	Section 2.5(c)
WARN Act	Section 4.19(h)

Section 1.2 Other Definitional and Interpretative Provisions. In this Agreement, unless otherwise specified, the following rules of interpretation apply. A defined term has its defined meaning throughout this Agreement and, unless otherwise defined, in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that, with respect to any agreement or contract required to be listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “$” or “dollars” refer to U.S. dollars unless otherwise noted. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Words importing one gender include the other gender. References to any Person include the successors and permitted assigns of that Person. References to “law” or “laws” shall be deemed also to include any Applicable Law, and references to any Applicable Law shall be deemed to include references to any rules or regulations promulgated, or statutory instruments issued, thereunder. To the extent this Agreement refers to information or documents to be made available, delivered or provided by the Company to Parent or the Merger Subsidiaries, or by Parent or the Merger Subsidiaries to the Company, the Company or Parent or the Merger Subsidiaries, as the case may be, shall be deemed to have satisfied such obligation if the relevant party or any of its Representatives has made such information or document available by (i) in the case of the Company, (x) posting such information or document on or prior to September 4, 2009 to the “electronic data room” maintained by the Company and accessible by Parent and Parent’s Representatives for purposes of the transactions contemplated by this Agreement or (y) posting such information or document to the “electronic data room thereafter and providing the General Counsel of Parent with written notice that such information or document was posted (including by electronic mail) or (ii) in the case of the Parent, (x) posting such information or document on or prior to September 4, 2009 to the “electronic data room” maintained by the Company and accessible by the Company and Company’s Representatives for purposes of the transactions contemplated by this Agreement or (y) posting such information or document to the “electronic data room” thereafter and providing the General Counsel of the Company with written notice that such information or document was posted (including by electronic mail).

ARTICLE 2

THE MERGER

Section 2.1 The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, CA

94304, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE 7 (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.2 The Merger

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with Delaware Law, at the Effective Time, Merger Subsidiary One shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary One shall cease, and the Company shall be the surviving corporation. The Company, as the surviving corporation of the First Step Merger, is referred to herein as the “Interim Surviving Corporation.”

(b) If the Company has received a Tax Opinion or Alternative Opinion required pursuant to Section 7.3(d), then, as part of a single integrated plan, immediately following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, the Interim Surviving Corporation shall be merged with and into Merger Subsidiary Two in the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall thereupon cease and Merger Subsidiary Two shall continue as the surviving entity of the Second Step Merger and as a direct wholly-owned Subsidiary of Parent. Merger Subsidiary Two, as the surviving entity of the Second Step Merger, is referred to herein as the “Final Surviving Entity.”

(c) If the Company has not received a Tax Opinion or Alternative Opinion as required pursuant to Section 7.3(d) and the Company has waived the condition set forth in Section 7.3(d), then the Second Step Merger shall not occur and the Company shall be considered the “Final Surviving Entity” for all purposes of, and under, this Agreement.

Section 2.3 Effective Time of First Step Merger and Second Step Merger.

(a) Upon the terms and subject to the conditions set forth herein, at or prior to 9:00 a.m. New York time on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “First Certificate of Merger”) in connection with the First Step Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law, which states that the Merger shall become effective at 11:00 a.m. New York time on the Closing Date (or at such later time as may be agreed by the Parties that is specified in the First Certificate of Merger) (the “Effective Time”).

(b) Parent shall file with the Secretary of State of the State of Delaware the second certificate of merger (the “Second Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, Delaware Law, which shall be filed at the same time as the First Certificate of Merger is filed and which states that the Second Step Merger shall become effective at 11:01 a.m. New York time on the Closing Date (or at such later time as may be agreed by the Parties that is specified in the Certificate of Merger) (the “Second Effective Time”).

Section 2.4 Effect of the First Step Merger and Second Step Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary One shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary One shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(b) If the Second Step Merger is to occur, the effect of the Second Step Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing (and subject thereto), at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Subsidiary Two as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Subsidiary Two as the surviving entity in the Second Step Merger.

Section 2.5 Effects on Capital Stock and Assumed RSUs.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of the Parties, each share of Company Stock (including Company Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock owned by Parent, the Merger Subsidiaries or the Company or any of their respective wholly-owned Subsidiaries and except for any Dissenting Shares) shall be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) Conversion of Company Stock.

(A) Subject to Section 2.5(d), each share of Company Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.7 (each, a “Mixed Consideration Election Share”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Consideration”) of (x) the Per Share Mixed Election Cash Amount plus (y) that number of shares of validly issued, fully paid and non-assessable Parent Stock equal to the Per Share Mixed Election Stock Amount. The “Per Share Mixed Election Stock Amount” shall be equal to (1) (a) fifty-five percent (55%) of the Purchase Price divided by the Closing Average minus (b) the Calculated Option Amount, minus (c) the Assumed RSU Amount, divided by (2) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time. The “Per Share Mixed Election Cash Amount” shall be equal to (1) $7.30 minus (2) the Per Share Mixed Election Stock Amount multiplied by the Closing Average.

(B) Each share of Company Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.7 (each, a “Cash Election Share”) shall be converted into the right to receive (1) an amount in cash (not to exceed $7.30 per share), without interest (the “Per Share Cash Election Cash Consideration”), equal to (x) the Maximum Cash Amount minus (i) the product of the total number of Mixed Consideration Election Shares and the Per Share Mixed Election Cash Amount (such product being the “Mixed Election Cash Amount”), minus (ii) the Non-Assumed Option Cash Amount and minus (iii) the Dissenters’ Cash Amount, divided by (y) the sum of the total number of Cash Election Shares; and (2) in the event the Per Share Cash Election Cash Consideration is less than $7.30 per share, that number of shares of validly issued, fully paid and non-assessable Parent Stock as is equal to $7.30 minus the Per Share Cash Election Cash Consideration divided by the Closing Average (the “Per Share Cash Election Stock Consideration”).

(C) Each share of Company Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked pursuant to Section 2.7 (each, a “Stock Election Share”) shall be converted into the right to receive (1) that number of shares of validly issued, fully paid and non-assessable Parent Stock (the “Per Share Stock Election Stock Consideration”) as is equal to (x) the Maximum Stock Amount minus (i) the product of the total number of Mixed Consideration Election Shares and the Per Share Mixed Election Stock Amount (such product being the “Mixed Election Stock Amount”), minus (ii) the product of the total number of Cash Election Shares and the Per Share Cash Election Stock Consideration (the “Cash Election Stock Amount”), (iii) the Calculated Option Amount and minus (iv) the Assumed RSU Amount, divided by (y) the total number of Stock Election Shares (the “Stock Election Stock Amount”); provided, however, that in no event shall the number of shares of Parent Stock issued per share of Company Stock under this Section 2.5(a)(i)(C) multiplied by the Closing Average exceed $7.30; and (2) if the Per Share Stock Election Stock Consideration is less than the number of shares of Parent Stock as is determined by dividing $7.30 by the Closing Average (such difference being the “Stock Election Shortfall Amount”), an amount in cash, without interest (the “Per Share Stock Election Cash Consideration”), equal to the product of the Stock Election Shortfall Amount and the Closing Average.

(D) Notwithstanding anything in this Agreement to the contrary, if the sum of (1) the aggregate number of shares of Parent Stock issuable pursuant to Section 2.5(a)(i)(A), (B) and (C) plus (2) the Calculated Option Amount plus (3) the Assumed RSU Amount (the sum of the amounts in clauses (1), (2) and (3), the “Total Stock Amount”) would be greater than the Maximum Stock Amount (the

“Excess Stock Amount”), then the shares of Parent Stock issuable pursuant to the Stock Election shall be decreased to the minimum extent necessary on a pro rata basis, such that the Total Stock Amount shall not exceed the Maximum Stock Amount and each Stock Election Share shall receive additional cash in an amount equal to the number of shares of Parent Stock by which such Stock Election Shares’ Stock Election Stock Amount has been reduced multiplied by the Closing Average.

(E) Notwithstanding anything in this Agreement to the contrary, to the extent that the sum of (1) the aggregate number of shares of Parent Stock issuable pursuant to Section 2.5(a)(i)(A), (B) and (C) plus (2) the Option Stock Amount plus (3) the Assumed RSU Amount would be greater than nineteen and one-half percent (19.5%) of the shares of Parent Stock outstanding as of immediately prior to the Effective Time (such amount, the “Stock Threshold”), the number of shares of Parent Stock to be issued pursuant to Section 2.5 shall be decreased by the minimum number of shares necessary (the “Decreased Shares”); provided, however, that no decrease shall be made to the extent that the Stock Threshold is exceeded as a result of a reverse stock split, stock buy-back or other action by Parent, such that the Total Stock Amount shall not exceed the Stock Threshold. In such event, the amount of cash paid pursuant to Section 2.5(a)(i) shall be increased by an amount equal to the product of the Decreased Shares and the Closing Average.

(F) Notwithstanding anything in this Agreement to the contrary, in no event shall the Total Cash Amount exceed the Maximum Cash Amount; in no event shall the Total Stock Amount exceed the lower of the Maximum Stock Amount and the Stock Threshold; and in no event shall the (i) Total Cash Amount plus (ii) the Closing Average multiplied by the Total Stock Amount, exceed the Purchase Price. To the extent any of these requirements are violated, the allocations of Merger Consideration shall be adjusted pro rata, relative to cash or stock as applicable, to the least extent necessary to comply with all requirements.

(ii) Repurchase Rights. If any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable Company Restricted Stock Award or other agreement with the Company (such shares of stock, the “Company Restricted Stock”) that does not by its terms as disclosed in Section 4.19 of the Company Disclosure Schedule (or by the terms of another agreement with the Company in effect as of the date hereof and disclosed on Section 4.19 of the Company Disclosure Schedule) provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the transactions contemplated hereby, then such awards shall be treated as assumed and (x) the shares of Parent Stock issued in exchange for such shares of Company Restricted Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Stock may accordingly be marked with appropriate legends until such time as such repurchase option, risk of forfeiture or other condition expires or is otherwise extinguished, at which time Parent shall cause such legends to be removed and (y) the cash portion of the Merger Consideration payable with respect to such shares of Company Restricted Stock shall be withheld and retained by Parent and shall be subject to the same repurchase option, risk of forfeiture or other condition. Parent shall hold the cash portion of the Merger Consideration so withheld until such repurchase option, risk of forfeiture or other condition expires or is otherwise extinguished at which time such portion of the Merger Consideration will be distributed to such former holder of shares of Company Restricted Stock; provided, however, such cash shall be permanently retained by Parent upon forfeiture by the holder of such shares of Parent Stock pursuant to the terms that governed such Company Restricted Stock prior to the Effective Time. Upon consummation of the Merger, Parent will automatically succeed to and become entitled to exercise the Company’s rights and remedies under any such Contract without modification. The Company shall use reasonable efforts to ensure that, from and after the Effective Time, the Final Surviving Entity is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(b) Merger Subsidiary One Common Stock. Each share of common stock of Merger Subsidiary One outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Interim Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Interim Surviving Corporation.

(c) Treasury Shares. Each share of Company Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or the Merger Subsidiaries immediately prior to the Effective Time (collectively, “Treasury Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of Fractional Shares. No fractional shares of Parent Stock shall be issued by virtue of the First Step Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the First Step Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive from Parent, in lieu thereof, an amount in cash (rounded up to the nearest whole cent), without interest, determined by multiplying such fractional share by the Closing Average. For purposes of calculating the splits of stock and cash to be received by any Stockholder pursuant to Section 2.5, all calculations shall be completed prior to determining fractional shares.

(e) Changes in Capitalization. If, between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the provisions of this Agreement shall be adjusted to fully reflect the change in capitalization.

(f) Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, to the extent appraisal rights are available under Section 262 of Delaware Law, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of Company Stock in accordance with Section 262 of Delaware Law (“Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.5. Any such stockholder shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law; provided, however, that notwithstanding the foregoing, Dissenting Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Shares under such Section 262 of Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the same Merger Consideration received by each Cash Election Share, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Stock in the manner set forth in Section 2.8. The Company shall give Parent (x) prompt notice of any written demands for appraisal received by the Company, written withdrawals of such demands and any other instruments served pursuant to Section 262 of Delaware Law and received by the Company in respect of Dissenting Shares and (y) the opportunity and right (at Parent’s election) to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Shares. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by an Order of a Governmental Authority of competent jurisdiction, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Shares.

Section 2.6 Company Options and Company RSUs; Company ESPP. The Board of Directors of the Company has adopted or will adopt prior to the Effective Time resolutions, and the Company has taken and/or shall take, as applicable, all actions, necessary prior to the Effective Time to effect the following:

(a) Stock Options. At the Effective Time, by virtue of the First Step Merger and without any action on the part of the holders of Company Options, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent (the “Assumed Options”) and converted automatically at the Effective Time into an option denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Company Option except that (i) each Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Stock and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that in no case shall the exchange of a Company Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code. The “Option Stock Amount” means the aggregate number of shares of Parent Stock issuable pursuant to this Section 2.6(a). The “Option Exchange Ratio” means (i)(A) 0.267008, multiplied by (B) the Elected Stock

Percentage; plus (ii) (A) the quotient obtained by dividing $7.30 by the closing sale price for Parent Stock on the NASDAQ for the last trading day immediately prior to the Closing Date, multiplied by (B) the Elected Cash Percentage. The Company agrees that the assumption and adjustment of Company Options in accordance with this Section 2.6(a) shall preserve the compensation element of each Company Option as of the Effective Time. Notwithstanding the foregoing, unless determined otherwise by Parent, each Company Option that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Non-Assumed Options”) shall not be assumed by Parent pursuant to this Section 2.6 and shall, immediately prior to the Effective Time, be canceled and extinguished and the vested portion thereof shall automatically be converted into the right to receive an amount in cash, if any, equal to the product obtained by multiplying (i) the aggregate number of shares of Company Stock that were issuable upon exercise or settlement of such Non-Assumed Options immediately prior to the Effective Time (for these purposes, after giving effect to any applicable vesting acceleration provisions) and (ii) $7.30, less any per share exercise price of such Non-Assumed Options. All Company Options held by non-employee members of the Board of Directors of the Company shall be Non-Assumed Options for purposes of this Agreement and converted into the right to receive cash pursuant to the immediately preceding sentences. The Company shall at least thirty (30) days prior to the Effective Time provide a notice to all holders of Assumed Options and Non-Assumed Options of the effect of the transaction on their options. The Company shall also provide notice that all holders of outstanding Company Options which as of the Effective Time will be Non-Assumed Options have the opportunity to exercise their vested options on or before the termination date of the option and during a specified period prior to the Effective Time, and that upon a failure to so exercise a Non-Assumed Option, each Non-Assumed Option outstanding immediately prior to the Effective Time will be extinguished and converted into a right to receive cash in accordance with this section. Parent shall take such actions as are necessary for the assumption and conversion of the Company Options pursuant to this Section 2.6, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.6. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Option an appropriate notice setting forth such holder’s rights pursuant to such Company Option. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock issuable upon exercise of the Assumed Options promptly (but in no event later than fifteen (15) Business Days) following the Effective Time and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement prior to the Effective Time.

(b) Company Restricted Stock Units. At the Effective Time by virtue of the First Step Merger and without any action on behalf of the Parties, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not then vested (“Assumed RSUs”), shall be assumed by Parent and converted into a restricted stock unit with terms and conditions substantially identical to those of the related Company RSU, except that the Assumed RSUs will represent the right to receive upon vesting (or such later payment event as provided for with respect to each such Assumed RSU), 0.267008 of a share of Parent Stock with respect to each share of Company Stock that was subject to the Assumed RSU. Parent shall take such actions as are necessary for the assumption and conversion of the Company RSUs pursuant to this Section 2.6, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.6. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company RSU an appropriate notice setting forth such holder’s rights pursuant to such Company RSU. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock issuable upon vesting of the Assumed RSUs promptly (but in no event later than fifteen (15) Business Days) following the Effective Time and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed RSUs remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

(c) ESPP. The Company shall take such action as may be necessary to (i) provide that no Offering Periods shall commence under the Company ESPP on or following the date hereof and (ii) terminate the Company ESPP on or before the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least five (5) Business Days prior to the Effective Time).

(d) Equity Plan Awards. As provided in Section 2.5 and Section 2.6(a) and (b), the Parties intend that each of the outstanding awards under the Company Equity Plans, other than the Non-Assumed Options, shall be treated as assumed by Parent under the terms of each of the Company Equity Plans.

Section 2.7 Election Procedures

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed together with the Proxy Statement/Prospectus or at such other time as the Company and Parent may agree (the “Mailing Date”) to each holder of record of Company Stock as of the close of business on the record date for notice of the Company Stockholder Meeting (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) that such holder elects to make a Mixed Election, (ii) that such holder elects to make a Stock Election, or (iii) that such holder elects to make a Cash Election. Any Company Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any Dissenting Shares as of such time) shall be deemed to have made a Cash Election.

(c) Parent shall make available one (1) or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Parent or the Final Surviving Entity, the posting by such Person of a bond, in such customary and reasonable amount as the Final Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate) or Uncertificated Shares representing all shares of Company Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the certificates for the shares of Company Stock represented by such Election Form shall be promptly returned without charge to the Person submitting the Election Form, and such holder shall thereafter be deemed to have made a Cash Election except to the extent (if any) a subsequent election is properly made with respect to all of such shares of Company Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.8 Exchange Procedures

(a) Exchange Agent; Letters of Transmittal. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”), who shall be reasonably acceptable to the Company, for the purpose of exchanging shares of Company Stock for the Merger Consideration. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with the terms and conditions of this ARTICLE 2, the following:

(i) a number of shares of Parent Stock sufficient to issue the Total Stock Amount issuable pursuant to ARTICLE 2, minus (A) the Assumed RSU Amount and minus (B) the Calculated Option Amount;

(ii) cash in an amount sufficient to pay the Total Cash Amount payable pursuant to ARTICLE 2, minus the Non-Assumed Option Cash Amount; and

(iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.5 and any dividends or other distributions which holders of shares of Company Stock may be entitled pursuant to Section 2.5.

(b) All shares of Parent Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund”. Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company Stockholders who are entitled thereto pursuant to Section 2.5.

(c) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time (other than any holder that has previously and properly surrendered all of its Certificates or Uncertificated Shares to the Exchange Agent in accordance with Section 2.7), a letter of transmittal and instructions (which shall be in a customary form reasonably acceptable to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of (i) Certificates or (ii) Uncertificated Shares to the Exchange Agent, and shall be in such form and have such other provisions as Parent or the Exchange Agent shall reasonably specify) for use in such exchange.

(d) Surrender and Payment. Each Company Stockholder that holds Company Stock (other than holders of Dissenting Shares) converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of a letter of transmittal properly completed in all material respects and the (i) surrender to the Exchange Agent of a Certificate or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares delivered pursuant to either Section 2.7 or this Section 2.8, the Merger Consideration without interest in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Total Stock Amount, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share (other than Dissenting Shares) shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(e) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f) Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Final Surviving Entity, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 2.

(g) Return of Merger Consideration. Any portion of the Merger Consideration (and any interest or other income earned thereon) made available to the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by Company Stockholders twelve (12) months after the

Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.8 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any Company Stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is customary and reasonably necessary as indemnity against any claim that may be made against it or the Final Surviving Entity with respect to such Certificate, and upon the delivery to the Exchange Agent of a duly completed letter of transmittal in accordance with this Section 2.8, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement, without interest.

(i) Dividends on Parent Stock. No dividends or other distributions with respect to shares of Parent Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.5(d), shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.8. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such shares of Parent Stock have been registered, (i) promptly following such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.5(d) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such shares of Parent Stock.

(j) Withholding. Parent, the Final Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to holders of Company Stock, Company Options, Company RSUs or otherwise pursuant to this Agreement such amounts as Parent, the Final Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority in accordance with applicable Tax law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

SURVIVING CORPORATION

Section 3.1 Organizational Documents

(a) Interim Surviving Corporation.

(i) The Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Subsidiary One as in effect immediately prior to the Effective Time (which shall include provisions identical to ARTICLES FIFTH through TENTH, inclusive, of the Company’s Certificate of Incorporation), and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation.

(ii) At the Effective Time, the Bylaws of the Interim Surviving Corporation shall be amended and restated in its entirety to read identically to the Bylaws of Merger Subsidiary One as in effect immediately prior to the Effective Time until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Interim Surviving Corporation and such Bylaws.

(b) Final Surviving Entity. The Limited Liability Company Agreement (which shall include provisions identical to ARTICLES FIFTH through TENTH, inclusive, of the Company’s Certificate of Incorporation with such changes as may be required as it is related to a limited liability company) and other organizational documents of Merger Subsidiary Two as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement and other organizational documents of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the applicable provisions of Delaware Law; provided, however, that at the effective time of the Second Step Merger, the Limited Liability Company Agreement and other organizational documents of the Final Surviving Entity shall be amended so that the name of the Final Surviving Entity shall be “Atheros Powerline LLC.”

Section 3.2 Directors and Officers.

(a) Interim Surviving Corporation. At the Effective Time, the directors of Merger Subsidiary One immediately prior to the Effective Time shall become the directors of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Subsidiary One immediately prior to the Effective Time shall become the officers of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly appointed.

(b) Final Surviving Entity. At the effective time of the Second Step Merger, if it occurs, the directors of the Interim Surviving Corporation shall become the directors or similar governing authority of the Final Surviving Entity, each to hold the office in accordance with the charter documents of the Final Surviving Entity until their respective successors are duly elected and qualified. At the effective time of the Second Step Merger, if it occurs, the officers of the Interim Surviving Corporation immediately prior to the effective time of the Second Step Merger shall become the officers of the Final Surviving Entity, each to hold office in accordance with the charter documents of the Final Surviving Entity until their respective successors are duly appointed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered herewith and dated as of the date hereof, or as disclosed in a document filed by the Company with the SEC and publicly available prior to the date hereof, the Company represents and warrants to Parent that:

Section 4.1 Organization and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. The copies of the Company’s Certificate of Incorporation and Bylaws that were filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 15, 2009 and Exhibit 3.4 to the Company’s Registration Statement on Form S-1 filed on November 8, 2007, respectively, are complete and correct copies thereof as in effect on the date hereof, and all amendments thereto, as currently in effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.

Section 4.2 Corporate Authorization

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to, in the case of the consummation of the Merger, the Company Stockholder Approval (as defined below). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement/Prospectus with respect to and obtaining the affirmative vote of holders of a majority of the outstanding shares of Company Stock in favor of the Merger Proposal (the “Company Stockholder Approval”) and (ii) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a legal, valid and binding obligation of Parent and the Merger Subsidiaries, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b) The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions provided for herein are fair to, advisable and in the best interest of the Company and the holders of Company Stock, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved, subject to Section 6.5(b), to unanimously recommend that the holders of Company Stock vote in favor of the approval and adoption of this Agreement and the Merger (the “Company Board Recommendation”).

Section 4.3 Governmental Authorization. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the Exchange Act (including the filing by the Company of the Proxy Statement/Prospectus), (ii) the Securities Act (including the filing by Parent of the Registration Statement), (iii) any applicable United States state or federal or foreign securities, takeover or “blue sky” laws and (iv) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the competition and antitrust laws of the United States or any foreign country, as applicable, (c) the filing and recordation of the Certificates of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement.

Section 4.4 Non-contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (a) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, as in effect on the date hereof, or any equivalent organizational or governing documents of any of its Subsidiaries as in effect on the date hereof, (b) assuming that all consents, approvals and authorizations described in Section 4.3 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.3 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate in any material respects any Applicable Law applicable to the Company or of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (c) require any consent or approval under, result in any material breach of or any material loss of any benefit under, or constitute a default in any material respects (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any of its Subsidiaries pursuant to, any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound.

Section 4.5 Capitalization; Indebtedness

(a) The authorized capital stock of the Company consists of (i) 125,000,000 shares of Company Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Stock and the Company Preferred Stock are as set forth in the Company’s Certificate of Incorporation. As of September 4, 2009, there are (i) 31,343,946 shares of Company Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding, (iii) no shares of Company Stock held in the treasury of the Company or owned by any Subsidiary of the Company, (iv) Company Options to purchase an aggregate of 2,851,272 shares of Company Stock issued and outstanding, and (v) Company RSUs representing the right to acquire 802,469 shares of Company Stock issued and outstanding. All outstanding shares of capital stock of the Company (including Company Restricted Stock) have been, and all shares that may be issued pursuant to any Company Option, the Company ESPP or any Company RSU will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.5(a), there are no (i) shares of capital stock, voting securities or other Equity Interests of the Company, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company (other than Company Options, Company Restricted Stock or Company RSUs, if any, issued after the date hereof in compliance with Section 6.1), (iii) securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) are referred to collectively as the “Company Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Company Securities.

(c) As of the Business Day preceding the date of this Agreement, the aggregate Indebtedness of the Company and its Subsidiaries is described in all material respects on Section 4.5(c) of the Company Disclosure Schedule. For purposes of this Agreement, “Indebtedness” means, without duplication, any (i) indebtedness of the Company and its Subsidiaries for borrowed money, (ii) obligations under any note, bond or other debt security, (iii) capitalized lease obligations of the Company and its Subsidiaries as determined in accordance with GAAP, (iv) outstanding obligations (e.g., unreimbursed draws) of the Company and its Subsidiaries with respect to letters of credit of the Company and its Subsidiaries, (v) obligations relating to interest, currency, and other hedging contracts and arrangements and (vi) guarantees of the Company and its Subsidiaries with respect to any of the foregoing owed by Third Parties.

(d) Section 4.5(d) of the Company Disclosure Schedule contains a complete and correct list as of September 7, 2009 of each outstanding Company Option, share of Company Restricted Stock still subject to vesting and Company RSU, including, to the extent applicable, the holder thereof, date of grant, exercise price, vesting schedule and status, expiration date and number of shares of Company Stock subject thereto.

Section 4.6 Subsidiaries

(a) Each Subsidiary of the Company has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws or similar organizational or governing documents of each of its Subsidiaries, and all amendments thereto, as currently in effect. None of the Subsidiaries of the Company is in violation of its organizational or governing documents, except for any such violations that, in the aggregate, would not have a Company Material Adverse Effect. Section 4.6(a) of the Company Disclosure Schedule contains a complete list of all of the Subsidiaries of the Company, its place and form of organization.

(b) All of the outstanding Equity Interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) subscriptions, options, warrants, rights, calls, contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable for any Equity Interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) are referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Section 4.6(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests and (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities).

Section 4.7 SEC Filings; Sarbanes-Oxley Act; NASDAQ

(a) The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since the closing of its initial public offering (collectively, the “Company SEC Documents”). Each Company SEC Document (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents. The Company has made available to Parent a correct and complete copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, or, to the knowledge of the Company, alleged fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the closing of its initial public offering (the “Company IPO Date”), the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and, to the knowledge of the Company, there is not any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents were, at the time of their respective filing or submission, accurate and complete and complied as to form and content (other than minor inadvertent deviations in form) with Applicable Law.

(c) Since the Company IPO Date, neither the Company nor any Subsidiary of the Company nor, to the Company’s knowledge, any Representatives of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. To the knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation by the Company or any of its Subsidiaries or their respective employees of any Applicable Law.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of the Company contained in the Company SEC Documents (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities or obligations (a) that are incurred after the date of this Agreement in the ordinary course of business consistent with past practice, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the most recent Company Financial Statements (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, (d) that were incurred after August 7, 2009 and before the date of this Agreement relating to contracts, purchase orders or accounts payable in an amount of not more than $250,000 individually or (e) for payroll.

Section 4.10 Affiliate Transactions. To the knowledge of the Company, no executive officer or director of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the Company Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the twelve (12) month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.11 Disclosure Documents

(a) The Proxy Statement/Prospectus to be filed with the SEC and sent to the Company Stockholders in connection with the Company Stockholder Meeting and any amendments or supplements thereto, at the date the Proxy Statement/Prospectus or any such amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information (i) supplied or required to be supplied by Parent or the Merger Subsidiaries and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Registration Statement, except to the extent set forth in Section 4.11(b).

(b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.12 Absence of Certain Changes

(a) Since December 31, 2008, except for transactions contemplated by this Agreement or related hereto and except as set forth in Section 4.12(a) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action of a type set forth in Section 6.1(a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n)(i), (n)(ii), (n)(iii), (n)(v), (o), (p), or (r).

(b) Since June 30, 2009, the date of the Company’s most recent Quarterly Report on Form 10-Q, there has not been any Company Material Adverse Effect.

Section 4.13 Permits; Compliance with Applicable Laws; Certain Business Practices

(a) The Company and its Subsidiaries are, and since January 1, 2007 have been, in possession and operating in material compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, clearances and Orders of any Governmental Authority necessary for the Company or any of its Subsidiaries in connection with the conduct of its business as it is now being conducted (the “Company Permits”), other than those which can be replaced without significant impact on the business and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, overtly threatened. The Company and its Subsidiaries have fulfilled and performed all of their respective material obligations with respect to the Company Permits, all such Company Permits are in full force and effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company Permit.

(b) Since January 1, 2007, neither the Company nor any of its Subsidiaries has been (i) in material violation of any Company Permits or any Applicable Law, including any customs, export control, foreign trade laws or regulations or (ii) subject to any Order from any Governmental Authority. No investigation, claim, suit, proceeding, hearing, enforcement, audit, arbitration, review or other action by any Governmental Authority with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, overtly threatened. Since January 1, 2007, none of the Company or any of its Subsidiaries has received any correspondence or written notices or actions from any other Governmental Authority asserting noncompliance with any Applicable Law, Company Permit or other requirements of a Governmental Authority.

Section 4.14 Export Control Laws

(a) Each of the Company and its Subsidiaries (x) is conducting its export transactions in accordance in all material respects, and (y) since January 1, 2004, has conducted its export transactions in accordance in all material respects with all applicable U.S. export and re-export control laws and, to the knowledge of the Company, all other applicable import/export controls in other countries in which the Company and its Subsidiaries conduct material levels of business.

(b) Each of the Company and its Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other material consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (A) the export and re-export of products, services, software and technologies by the Company and/or its Subsidiaries and (B) releases of technologies and software by the Company and/or its Subsidiaries to foreign nationals located in the United States and abroad (“Export Approvals”).

(c) As of the date hereof, there are no pending or, to the knowledge of the Company, overtly threatened claims or legal actions against the Company or any Subsidiary alleging a violation of such Export Approvals or the export control laws of any Governmental Authority.

Section 4.15 Foreign Corrupt Practices Act. Since January 1, 2004, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any officer, director, agent or employee of the Company, has, directly or indirectly, materially violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and to the knowledge of the Company, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment that would materially violate the FCPA or any other Applicable Law.

Section 4.16 Litigation. There is no material action, suit, arbitration, claim, investigation (of which the Company has received written notice) or proceeding pending against, or, to the knowledge of the Company, overtly threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Section 4.16 of the Company Disclosure Schedule sets forth each action, suit, arbitration, claim, investigation (of which the Company has knowledge) or proceeding pending as to which the Company has received any written notice of assertion, and, to the knowledge of the Company, any overtly threatened action, suit, proceeding, claim, arbitration or investigation (of which the Company has received written notice) against the Company or any of its Subsidiaries, in each case which would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.17 Material Contracts; Customer, Supplier and Distributor Status

(a) Section 4.17 of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets, in each case, as of the date hereof (except, for the avoidance of doubt, for a Contract pursuant to which the Company completed performance in all material respects on or before the date of this Agreement and neither the Company nor any party thereto has any material continuing obligations and neither the Company nor, to the Company’s knowledge, any other party to the Contract has any asserted or unasserted claim against the other pursuant to such Contract):

(i) Contract, excluding purchase orders for which the relevant goods were delivered prior to the date hereof, with any Company customer which individually accounted for more than five percent (5%) of the Company’s gross revenues during fiscal year 2008 or with any material supplier of the Company in excess of $250,000;

(ii) Contract that requires payments pursuant to its express terms in excess of $250,000 in the aggregate after the date of this Agreement (other than any Contract that is terminable on ninety (90) calendar days’ notice or less without penalty);

(iii) Contract with employees involving annual base salary exceeding $75,000, or agents or consultants involving compensation exceeding $75,000 (other than any Contract (A) for at-will employment with the Company or (B) that is terminable on ninety (90) calendar days’ notice or less without penalty except to the extent general principles of wrongful termination may limit termination rights);

(iv) Contract with respect to any joint venture, partnership arrangements or distribution agreements involving a sharing of profits or losses with a Third Party relating to any product or planned product of the Company or any Company Intellectual Property;

(v) Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries in excess of $100,000 is or may be incurred and any Contract between or among the Company and/or wholly-owned Subsidiaries of the Company, or pursuant to which the Company guarantees the performance of the obligations of any Third Party;

(vi) Contract relating to any pending acquisition or disposition by the Company or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vii) Contract that contains any provisions restricting the Company, its Subsidiaries, Affiliates or their respective successors from competing or engaging in any material respect (A) in any line of business or with any Person or in any geographic area or (B) pursuant to which any benefit or right held by the Company is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Effective Time;

(viii) Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product or service of the Company or its Subsidiaries or Company Intellectual Property, (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given Third Party, or any other similar provision, (D) provides for price protections (other than fixed prices for periods of no more than two (2) calendar quarters), or rights of return (other than pursuant to warranty claims in the ordinary course of business), or (E) grants “most favored nation” rights;

(ix) Contract (A) pursuant to which the Company or any of its Subsidiaries has granted any license to Company Intellectual Property to any Person, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice or (B) by which the Company or any of its Subsidiaries has been granted any license to the Intellectual Property of any Person, other than non-exclusive licenses to Third Party software (1) no longer used by the Company or no longer used in any existing or proposed product of the Company or (2) available to the public on standard, non-negotiable terms or for fees of less than $25,000 per year;

(x) Contract, excluding purchase orders (A) entered into prior to January 1, 2004 or (B) involving a dollar amount of $25,000 or less, for the sale of goods or services to any Governmental Authority;

(xi) Contract providing for, pursuant to express terms, any contingent payments by the Company or any of its Subsidiaries exceeding $100,000 in any one case;

(xii) Contract, excluding purchase orders, that pursuant to its express terms, involves an obligation to make payment or potential entitlement to receive payment in excess of $250,000, providing for indemnification of any Person with respect to liabilities relating to (A) the Company Intellectual Property or (B) personal indemnification claims by any former or current officers, directors, employees or agents of the Company;

(xiii) Contract that pursuant to its express terms provides for an obligation to make payment or an entitlement to receive payment in excess of $100,000 in the aggregate after the date of this Agreement requiring a consent to, or otherwise containing a provision relating to, a “change of control” of the Company (except as may be otherwise set forth on Section 4.17(a) of the Company Disclosure Schedule), or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or

(xiv) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) Each Contract of the type described in Section 4.17(a)(i)-(xiv), whether or not set forth in Section 4.17(a) of the Company Disclosure Schedule, except, for the avoidance of doubt, for a Contract pursuant to which the Company completed performance in all material respects on or before the date of this Agreement and neither the Company nor any party thereto has any material continuing obligations and neither the Company nor, to the Company’s knowledge, any other party to the Contract has any asserted or unasserted claim against the other pursuant to such Contract, is referred to herein as a “Material Contract.” Complete and correct copies of all Material Contracts (as amended or modified), including all schedules and exhibits thereto, existing as of the date hereof are either publicly filed with the SEC or the Company has made available to Parent copies of such Contracts (other than purchase orders; provided a list of all purchase orders that would be required to be provided hereunder have been provided to Parent).

(c) Each Material Contract is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; to the Company’s knowledge, each Material Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. There is no material breach or default by the Company or any of its Subsidiaries under any Material Contract and, to the knowledge of the Company, no other party is in material breach or default under any Material Contract and neither the Company nor any of its Subsidiaries has received written notice of a default under any Material Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries under any Material Contract. With respect to the Contracts described in Section 4.17(a)(i), no counterparty has stated, in writing or, to the Company’s knowledge, orally, to the Company that it intends to (i) terminate any agreement with the Company or (ii) stop supplying materials, products or services to the Company.

Section 4.18 Taxes

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid other than Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP. Any unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent Company Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business. The Company has made available to Parent or its Representatives copies of all material Tax Returns for the Company and each of its Subsidiaries filed since the fiscal year ended December 31, 2004. The Company has made available to Parent or its Representatives (i) all ruling requests or any other written requests of advice from a Governmental Authority, closing or similar agreements with a

Governmental Authority, or similar agreements or documents relating or attributable to material Taxes or Tax Returns of the Company or its Subsidiaries that could reasonably be expected to affect any period ending after the Closing Date; (ii) all Tax abatement or similar agreements (or any other agreements) with any Taxing Authority for which any of the Company or any of its Subsidiaries is a party and for which the Company or its Subsidiaries could reasonably be expected to have a material Tax liability thereunder; and (iii) all Governmental Authority reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, correspondence and other similar documentation relating to material Taxes or material Tax Returns of each of the Company and its Subsidiaries relating to any period for which the statute of limitations has not expired.

(c) No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid. To the knowledge of the Company, there are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of the Company or any of its Subsidiaries. Since December 31, 2004, no claim has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(d) All material Taxes required to be withheld or collected by the Company and each of its Subsidiaries have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority.

(e) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current Taxes not yet due or material Liens for Taxes being contested in good faith by appropriate proceedings in which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date; (ii) agreement with a Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid income received or accrued on or prior to the Closing Date; or (v) method of accounting that defers the recognition of income earned on or prior to the Closing Date to any period ending after the Closing Date.

(g) Since June 25, 2003, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than the affiliated group of which the Company is the common parent) or (ii) is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor, or pursuant to any Tax indemnification, allocation or sharing agreement. None of the Company and its Subsidiaries is a party to any Tax sharing agreement.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” or a “transaction of interest” each within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation by reason of Section 7874(b) of the Code; and (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(l) As of the date hereof and as of the Effective Time: (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the First Step Merger and the Second Step Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the First Step Merger and the Second Step Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) As used in this Agreement, (i) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, escheat, environmental, alternative or add-on minimum, transfer and value-added taxes together with any interest, penalty, or addition thereto, whether or not disputed and whether or not shown on any Tax Return and (ii) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed or required to be filed with any Governmental Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.19 Employee Benefit Plans; Employees and Employment Practices

(a) Section 4.19 of the Company Disclosure Schedule contains a correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, dental, insurance, vacation, paid time off, long term care, perquisite, fringe benefit, death benefit or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any current director, officer or employee of the Company or any of its Subsidiaries and maintained or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any material liability or obligation (each such plan or agreement, a “Company Benefit Plan”). The Company has made available to Parent or its Representatives copies of (a) each Company Benefit Plan (or accurate and complete descriptions thereof if unwritten), (b) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(b) Each Company Benefit Plan has been maintained, funded and administered in material compliance with its terms, any applicable provisions of ERISA and/or the Code and any other Applicable Laws. With respect to the Company Benefit Plans and all employee payroll withholding obligations, remittances, premiums, contributions and assessments under Applicable Law, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Effective Time shall have been made or have been accrued for on the financial statements of the Company or its applicable Subsidiary (including the Company Financial Statements). All accrued wages, vacation pay, holiday pay and employee benefits of the employees of the Company and its Subsidiaries to the extent required under GAAP as of June 30, 2009 have been accrued in accordance with in the Company’s books and records and reflected as such in the Company Financial Statements. There are no audits, claims, suits, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or any other Governmental Authority or any other Person with respect to any Company Benefit Plan (other than routine claims for benefits) nor to the knowledge of the Company is there any reasonable basis which could give rise to any material liability in the event of any such audits, claims, suits, investigations, inquiries or proceedings. To the knowledge of the Company, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified, and, to the Company’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(d) None of the Company, any of its Subsidiaries or any trade or business that, together with the Company or any of its Subsidiaries, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes, or has been required to contribute, to any “multiemployer plan” (within the meaning of Section 3(37) or

4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA or Sections 412 or 430 of the Code, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under Title IV of ERISA or Sections 412 or 430 of the Code.

(e) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Company, its Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Company Benefit Plan that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Person or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. No condition or circumstance since the date of the documents provided in accordance with Section 4.19(a) above would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by the Company or any of its Subsidiaries and no plans exist to amend any Company Benefit Plan or to provide increased benefits thereunder to any employee, except as required by Applicable Law.

(g) None of the Company Benefit Plans that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is self-insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than (A) benefits then payable under such plan without regard to such amendment or termination and (B) nonmaterial administrative costs associated with such termination) to the Company or any of its Subsidiaries at any time after the Effective Time.

(h) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement between or applying to one or more employees and a trade union, works council, employee congress or other form of employee association or employee representative body, and no such collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending labor dispute, strike or work stoppage, slowdowns, lockouts, arbitrations or grievances, or other labor disputes against the Company or any of its Subsidiaries, and no such disputes have occurred or, to the knowledge of the Company or any of its Subsidiaries, been threatened, during the past three years. None of the Company or any of its Subsidiaries is subject to any outstanding labor or employment-related Order, settlement, stipulation, award, injunction, arbitration award or finding of any Governmental Authority. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency, and no charges or complaints have been brought, or, to the knowledge of the Company and any of its Subsidiaries, been threatened, against the Company during the past three years. Each of the Company and its

Subsidiaries is in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, human rights, employment standards, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits premiums, remittances or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or any court of competent jurisdiction. No employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. Within the past three years, to the extent that the Company or any of its Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), such plant closing or layoff of employees complied with the WARN Act in all material respects.

(i) Neither the Company nor any of its Subsidiaries has any obligation to reimburse any employee, officer, independent contractor or director of the Company or any of its Subsidiaries for any Tax payable under Section 4999 or 409A of the Code (or any corresponding provision of state, local, or foreign Tax law).

(j) The Company has made available to Parent a complete and accurate list of all employees of the Company and any of its Subsidiaries as of the date of this Agreement, including each individual’s (i) jurisdiction of employment, (ii) employment authorization or work visa status, (iii) date of hire and service dates and (iv) current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise). Each Person who is an independent contractor is properly classified as an independent contractor for purposes of all employment-related Applicable Law and all Applicable Law concerning the status of independent contractors. Neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(k) Except as listed in Section 4.19(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to any such nonqualified deferred compensation plan listed in Section 4.19(k) of the Company Disclosure Schedule, (i) such plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form and operation with Section 409A of the Code and the guidance issued thereunder, (iii) as to such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” at any time after October 3, 2004, and (iv) the transaction contemplated by this Agreement will not result in any adverse tax consequences to the participants in such plan under Section 409A of the Code (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(l) All Company Options, Company RSUs and Company Restricted Stock have been appropriately authorized by the Company’s Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price or the methodology for determining the exercise or purchase price, if applicable, and the substantive terms of the Company Options, Company RSUs and Company Restricted Stock. All Company Options, which might otherwise be subject to Section 409A of the Code, have an exercise price that is not less than the fair market value of the Company Stock on the date the option was granted as determined under Section 409A of the Code on the date the option was granted. No Company Options, Company RSUs or Company Restricted Stock has been retroactively granted, or the exercise or purchase price of any Company Options determined retroactively.

Section 4.20 Intellectual Property Matters

(a) As used in this Agreement, the term “Intellectual Property” means all of the following forms of intellectual property and all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect thereto: (i) trade names, trademarks, service names and service marks (registered and unregistered), domain names, trade dress and applications to register any of the foregoing and all goodwill associated with any of the foregoing (collectively, “Marks”), (ii) patents and patent applications (including all reissues, divisions, substitutions, continuations, continuations-in-part, extensions, reexaminations thereof and foreign counterparts thereto) (collectively, “Patents”), (iii) works of authorship and any copyrights, copyright registrations, mask works, mask work registrations and applications therefor (collectively, “Copyrights”), (iv) rights in databases and data collections and (v) know-how, unpatented inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, databases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

(b) Section 4.20(b)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, “Company Registered Marks”); Section 4.20(b)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively, the “Company Patents”); and Section 4.20(b)(iii) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). The Company Registered IP is subsisting and is not, to the knowledge of the Company, subject to any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened in writing with respect to any of the Company Registered IP. The Company

Registered IP is, to the knowledge of the Company, valid and enforceable, and no notice or claim challenging the validity, enforceability or scope of, or alleging the misuse of, any of the Company Registered IP has been received by the Company or any of its Subsidiaries. The Company or a Subsidiary has (i) filed, prosecuted, perfected and maintained each item of Company Registered IP in compliance with all Applicable Laws, (ii) not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP and (iii) timely paid all filing, examination, issuance, post registration and maintenance fees, and annuities with respect to any of the Company Registered IP, other than for those items of Company Registered IP that the Company or any of its Subsidiaries has, in the exercise of its reasonable business discretion, determined to have no substantial value to the Company or the respective Subsidiary.

(c) Subject to (i) reasonable and customary disclosure in the ordinary course of business to Third Parties pursuant to non-disclosure agreements and (ii) non-exclusive licenses granted to Third Parties in the ordinary course of business, the Company and its Subsidiaries have taken reasonable steps to maintain and protect their rights in the Intellectual Property owned by the Company or its Subsidiaries, other than Intellectual Property that the Company or any of its Subsidiaries has, in the exercise of its reasonable business discretion, determined to have no substantive value to the Company or the respective Subsidiary (“Company Intellectual Property”), and to maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries. Without limiting the foregoing, no portion of the source code for any Company Intellectual Property that is software used in or with any existing or proposed product of the Company has been provided, disclosed or licensed to any escrow agent or other Third Party. The policy of the Company is to have each employee, consultant, contractor and other Person who has participated in the creation of any material Company Intellectual Property (each, a “Contributor”) enter, and each Contributor that is a third party or current employee has entered, into a written agreement that assigns or obligates the Contributor to assign to the Company all such Contributor’s right, title and interest in such Contributor’s contribution to such material Company Intellectual Property, and to the extent that a right is not assignable, Contributor has waived any such right, including moral rights. The Company has made available to Parent the Company’s standard form of proprietary information, confidentiality and assignment agreements. Except as set forth in Section 4.20(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any submission to, or entered into any Contract with, any standards bodies or other organizations that would obligate the Company or any of its Subsidiaries to grant licenses or that would otherwise impair the Company’s or any of its Subsidiaries’ control of any of the Company Intellectual Property. Section 4.20(c) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is obligated to license (or to grant any rights or immunities under) any of the Company Intellectual Property in connection with any technical standard or standards body. A copy of each such Contract has previously been provided to Parent.

(d) To the knowledge of the Company, the Company and its Subsidiaries own all Company Intellectual Property free and clear of any Liens or joint ownership interests. Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any Contract with any third party that would create a Company joint ownership interest. Section 4.20(d) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has created a Company joint ownership interest. A copy of each such Contract has previously been provided to Parent. None of the Company Intellectual Property is subject to any outstanding Order restricting the use thereof by the Company or its Subsidiaries. Since January 1, 2001, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(e) Neither the Company nor any of its Subsidiaries has (i) assigned rights in or to any Company Intellectual Property to a Third Party, (ii) except for Company Intellectual Property jointly developed with a Third Party in which the Company retained non-exclusive, royalty-free license rights, granted to any third party any exclusive rights under or to any Company Intellectual Property or (iii) granted any rights under or to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business in connection with (x) the sale or distribution of the products of the Company or a Subsidiary, (y) an obligation to license necessary claims to Third Parties on reasonable and non-discriminatory terms in connection with technical contributions to standards bodies or (z) reciprocal licenses of necessary claims with Third Parties on royalty-free or reasonable and non-discriminatory terms.

(f) To the knowledge of the Company, neither the conduct of the business of the Company or its Subsidiaries, nor any of the products or services distributed, licensed, sold or offered by the Company and its Subsidiaries, infringes upon, misappropriates or constitutes the dilution of any Intellectual Property of any Third Party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and since January 1, 2007, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation or dilution, or unfair competition or trade practices.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will (with or without notice, lapse of time or both) result in, or give any other Person the right or option to cause or declare, (i) a loss or ownership of, or Lien on, any Company Intellectual Property, (ii) the release, disclosure or delivery of any Company Intellectual Property to any Person, including to or from any escrow agent, or (iii) any grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property. To the knowledge of the Company, no Third Party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

(h) The Company and its Subsidiaries have taken commercially reasonable efforts to ensure that the products sold, marketed, licensed or otherwise distributed by the Company and its Subsidiaries do not contain “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or similar function or code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise purposefully impeding in any manner the operation of, or providing unauthorized access to, a computer system, device or network or (ii) compromising the privacy or security of a user or damaging or destroying any data or file without the user’s consent.

(i) No software used in a product of the Company or any of its Subsidiaries is subject to any agreement obligating the Company to make source code owned by the Company or incorporated in the Company products available to third parties or to publish or place in escrow any source code owned by the Company or incorporated in the Company products. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any of its Subsidiaries to any Person of any such Company-owned source code, and no portions of such Company-owned source code have been disclosed, delivered or licensed to any Person.

Section 4.21 Environmental Matters

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means any pollutant, contaminant, hazardous or toxic waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any hazardous or toxic substance, waste or material regulated under any Environmental Law, (ii) “Environmental Law” means any Applicable Law or any applicable written agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law for the operation of the business as currently conducted.

(b) No written notice, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no action, suit, arbitration, claim investigation or proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries (including any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries) to comply with any Environmental Law, any of which is pending and unresolved.

(c) The Company and its Subsidiaries are, and since January 1, 2004 have been, in material compliance with all Environmental Laws and all Environmental Permits of the Company. To the Company’s knowledge, there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (or any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries), in violation of Environmental Laws or that would reasonably be expected to require any investigation or remediation by the Company or any Subsidiary that would reasonably be expected to have a Company Material Adverse Effect.

(d) To the Company’s knowledge, there are no current conditions, situations or set of circumstances arising under or relating to any Environmental Law or any Hazardous Substance that would reasonably be expected to result in or be the basis for any material liability of the Company or any of its Subsidiaries.

(e) There are no material, non-routine environmental assessments or audit reports or other similar environmental studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries which have not been made available to Parent.

(f) The representations and warranties in this Section 4.21 are the exclusive representations and warranties with respect to environmental matters, Environmental Laws or Hazardous Substances in this Agreement.

Section 4.22 Insurance. Section 4.22 of the Company Disclosure Schedule contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, workmen’s compensation and other forms of insurance of any kind relating to the business and operations of the Company or any of its Subsidiaries, in each case which are in force as of the date hereof and are material to the business of the Company and its Subsidiaries (the “Insurance Policies”). The Company or a Subsidiary of the Company has made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 4.23 Title to and Sufficiency of Assets

(a) As of the date hereof, the Company and its Subsidiaries have, and as of the Effective Time, the Company and its Subsidiaries will have, good and valid title to, or, in the case of leased properties and assets, a valid leasehold interest in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Company Financial Statements and except for Permitted Liens. As used herein, “Permitted Liens” means (i) Liens for current Taxes accrued or reserved on the books and records of the Company but not yet due and payable or which are not so accrued or reserved but are being contested in good faith as set forth in Section 4.23(a) of the Company Disclosure Schedule and (ii) Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s assets or properties for the purposes for which they are currently being used.

(b) Neither the Company nor any of its Subsidiaries own any real property.

(c) Set forth in Section 4.23(c) of the Company Disclosure Schedule is a description of each lease of real property under which the Company or any of its Subsidiaries is a lessee, lessor, sublessee or sublessor as of the date hereof (the “Leased Property”). Correct and complete copies of such leases and all other instruments granting such leasehold interests, rights, options or other interests as of the date hereof (the “Property Leases”) (including all amendments, modifications and supplements thereto) have been made available to Parent. Each

Property Lease is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; to the Company’s knowledge, each Property Lease is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) To the knowledge of the Company, (i) the Leased Property is adequate for the operation of the business of the Company and its Subsidiaries in substantially the same manner as conducted as of the date hereof and (ii) all of the buildings, material fixtures and other improvements situated on the Leased Property and all other material items of property are in good condition and in a reasonable state of repair (normal wear and tear excepted), and maintenance of such items has not been deferred beyond a reasonable time period.

Section 4.24 Brokers; Certain Expenses. Except for Deutsche Bank Securities, Inc., the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has made available a true, correct and complete copy of its engagement letter (as amended) with Deutsche Bank to Parent.

Section 4.25 Opinion of Financial Advisor. The Board of Directors of the Company has received a written opinion (or an oral opinion to be confirmed in writing), dated as of the date of approval of this Agreement by the Board of Directors of the Company, of Deutsche Bank Securities Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of Company Stock in the Merger for such shares of Company Stock is fair, from a financial point of view, to such holders.

Section 4.26 Antitakeover Statutes. The Company has taken all commercially necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover law or similar statute or regulation (other than the interested stockholder provisions codified in Section 203 of the Delaware Law) or any anti-takeover provision in the Certificate of Incorporation or Bylaws of the Company is applicable to this Agreement, the Merger, the Support Agreements or the other transactions contemplated by this Agreement, and, accordingly, no such anti-takeover law or similar statute or regulation and no such provision applies or purports to apply to any such transactions. Subject to the accuracy of the representation set forth in Section 5.15 hereof, the Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Support Agreements and to the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.27 No Additional Representations. Parent acknowledges and agrees that except as expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective Representatives has made any representation or warranty, express or implied, to Parent or any of its Representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby. Without limiting the foregoing, neither the Company nor any of its Subsidiaries nor any of their Representatives makes any representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule delivered herewith and dated as of the date hereof, or as disclosed in a document filed by Parent with the SEC and publicly available prior to the date hereof, Parent and the Merger Subsidiaries jointly and severally represent and warrant to the Company that:

Section 5.1 Organization and Qualifications. Each of Parent and Merger Subsidiary One is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary Two is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Subsidiary One and Merger Subsidiary Two has the requisite corporate or similar power and corporate or similar authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each Subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Parent Material Adverse Effect. Parent’s Certificate of Incorporation and Bylaws that were filed as Exhibit 3.1 and Exhibit 3.3 to Parent’s Registration Statement on Form S-1, respectively, are complete and correct copies thereof as in effect on the date hereof, and all amendments thereto, as currently in effect. Parent is not in violation of its Certificate of Incorporation or Bylaws, except for any such violations that, in the aggregate, would not have a Parent Material Adverse Effect.

Section 5.2 Corporate Authorization. Each of Parent, Merger Subsidiary One and Merger Subsidiary Two has all necessary corporate or similar power and corporate or similar authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, Merger Subsidiary One and Merger Subsidiary Two and the consummation by each of Parent, Merger Subsidiary One and Merger Subsidiary Two of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action on the part of each of them, and no other corporate or similar proceedings on the part of any of them are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificates of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by each of Parent, Merger Subsidiary One and Merger Subsidiary Two and, assuming this Agreement is a legal, valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent, Merger Subsidiary One and Merger Subsidiary Two, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.3 Governmental Authorization

(a) The execution, delivery and performance of this Agreement by each of Parent, Merger Subsidiary One and Merger Subsidiary Two do not, and the consummation of the transactions contemplated hereby will not, require Parent or any Subsidiary of Parent to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the Exchange Act (including the filing by the Company of the Proxy Statement/Prospectus), (ii) the Securities Act (including the filing by Parent of the Registration Statement), (iii) any applicable United States state or federal or foreign securities, takeover or “blue sky” laws and (iv) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the competition and antitrust laws of the United States or any foreign country, as applicable, (c) the filing and recordation of the Certificates of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not, individually or in the aggregate, materially impair the ability of Parent, Merger Subsidiary One or Merger Subsidiary Two to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation under this Agreement to (i) divest or agree to divest (or cause any of its Subsidiaries to divest) any of its respective businesses, product lines, assets, or capital stock or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other action or agree (or cause any of its Subsidiaries to agree) to any limitation or restriction on any of its respective businesses, product lines, assets, or capital stock, or (ii) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; or (C) seeking to (1) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (2) directly or indirectly prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement.

Section 5.4 Non-contravention. The execution, delivery and performance by each of Parent, Merger Subsidiary One and Merger Subsidiary Two of this Agreement do not, and the consummation by each of Parent, Merger Subsidiary One and Merger Subsidiary Two of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or similar organizational documents of Parent or any Subsidiary of Parent, as in effect on the date hereof, (b) assuming that all consents, approvals and authorizations described in Section 5.3 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to Parent or any Subsidiary of Parent or by which any of their properties or assets are bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or any Subsidiary of Parent pursuant to, any Contract to which Parent or any Subsidiary of Parent is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, materially impair the ability of Parent, Merger Subsidiary One or Merger Subsidiary Two to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.5 Parent Stock. The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0005 per share (the “Parent Preferred Stock”). The rights and privileges of the Parent Stock and the Parent Preferred Stock are as set forth in Parent’s Certificate of Incorporation. As of September 4, 2009, there are (i) 62,336,922 shares of Parent Stock issued and outstanding, (ii) no shares of Parent Preferred Stock issued and outstanding, (iii) no shares of Parent Stock held in the treasury of Parent, (iv) options to purchase an aggregate of 8,886,303 shares of Parent Stock issued and outstanding, (v) restricted stock units for 2,932,417 shares of Parent Stock issued and outstanding and (vi) a warrant to purchase 26,122 shares of Parent Stock issued and outstanding. All outstanding shares of capital stock of Parent (including any Parent restricted stock) have been, and all shares that may be issued pursuant to any plan of Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. Except as set forth in the immediately preceding sentence, there are no (i) shares of capital stock, voting securities or other Equity Interests of Parent, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Parent, (iii) securities convertible into or exchangeable for such Equity Interests, or obligating Parent to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent. Except as required by the terms of any options or other stock based awards, there are no outstanding contractual obligations of Parent or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any of Parent’s securities. The shares of Parent Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

Section 5.6 SEC Filings

(a) Parent has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2008 (collectively, the “Parent SEC Documents”). Each Parent SEC Document (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by Parent from the SEC staff with respect to any of the Parent SEC Documents. Parent has made available to the Company correct and complete copies of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(b) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of Parent, alleged fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and to the knowledge of Parent, there is not any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents were, at the time of their respective filing or submission, accurate and complete and complied in all material respects as to form and content with Applicable Law.

(c) Since January 1, 2008, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representatives of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Representatives to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent. To the knowledge of Parent, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation by Parent or any of its Subsidiaries or their employees of any Applicable Law.

(d) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 5.7 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of Parent contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Parent Financial Statements presents fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flow of Parent for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 5.8 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, except for liabilities or obligations (a) that are incurred after June 30, 2009 in the ordinary course of business consistent with past practice, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the most recent Parent Financial Statements (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement or (d) that represent no more than $5,000,000 in the aggregate (not including for this calculation any liabilities or obligations excluded under (a) through (c) above).

Section 5.9 Disclosure Documents

(a) The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Stock in connection with the Merger (the “Registration Statement”), or any amendments or supplements thereto, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, neither Parent, Merger Subsidiary One nor Merger Subsidiary Two makes any representation or warranty with respect to any information (i) supplied or required to be supplied by the Company and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Proxy Statement/Prospectus, except to the extent set forth in Section 5.9(b).

(b) None of the information supplied or to be supplied by Parent, Merger Subsidiary One or Merger Subsidiary Two for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Proxy Statement/Prospectus or any such amendment or supplement thereto is first mailed to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

Section 5.10 Litigation. There is no action, suit, arbitration, claim, investigation or proceeding pending against or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any respective properties before any court or arbitrator or before or by any Governmental Authority that would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

Section 5.11 Merger Subsidiary One and Merger Subsidiary Two. Each of Merger Subsidiary One and Merger Subsidiary Two is a direct, wholly-owned Subsidiary of Parent that was formed for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding equity of each of Merger Subsidiary One and Merger Subsidiary Two is owned directly by Parent.

Section 5.12 Brokers. Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.13 Capital Resources. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to deposit the aggregate cash portion of the Merger Consideration payable pursuant to Section 2.5(a) with the Exchange Agent in accordance with Section 2.8(a) (collectively, the “Financing”).

Section 5.14 No Vote of Parent Stockholders. No vote of the stockholders of Parent or any of its Affiliates or the holders of any other securities of Parent or any of its Affiliates (equity or otherwise), is required by any applicable Law, the Certificate of Incorporation or Bylaws of Parent or any of its Affiliates or the applicable rules of any exchange on which securities of Parent or any of its Affiliates are traded, in order for Parent or any of its Affiliates to consummate the Merger or effect the Financing.

Section 5.15 Company Stock. Parent, Merger Subsidiary One and Merger Subsidiary Two do not, and have not, for the past three years “owned” (within the meaning of Section 203 of the Delaware Law) any shares of Company Stock. During the period from the date hereof to the Effective Time (other than pursuant to the Support Agreements), Parent shall not purchase shares of Company Stock or otherwise intentionally acquire the right to vote shares of Company Stock, without the Company’s prior written consent.

Section 5.16 Absence of Certain Changes. Since June 30, 2009, the date of Parent’s most recent Quarterly Report on Form 10-Q, there has not been any Parent Material Adverse Effect.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in material compliance with Applicable Law, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of the Company Permits, (iii) keep available the services of its directors, officers and employees and (iv) maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) as required by Applicable Law, or as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its Certificate of Incorporation, Bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries (other than any dividends payable to the Company or another Company Subsidiary), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Stock (A) in connection with the Company ESPP in the ordinary course and (B) upon the vesting or exercise of any Company RSUs and Company Options, respectively, that are outstanding on the date of this Agreement or that are issued after the date hereof in compliance with the terms of this Agreement, in each case in accordance with their respective terms or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), including, without limitation, any discretionary acceleration of vesting of any stock options, restricted stock awards, restricted stock units or other equity awards issued pursuant to the Company Equity Plans or otherwise;

(d) grant any stock options, restricted stock awards, restricted stock units or other equity awards pursuant to the Company Equity Plans or otherwise, except for the issuance of up to an aggregate of 50,000 stock options to new employees (i) hired pursuant to requisitions open as of the date hereof and disclosed to Parent and (ii) in the ordinary course of business, with exercise prices not less than the then-current market price of Company Stock; provided, however, that the Company must notify Parent of any such awards and provide Parent with the report after such awards have been approved by the Company’s Compensation Committee with respect to the granting of such awards;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any loans, advances or capital contributions to, or investments in, any Equity Interests or equity securities in any Person or any assets, loans or debt securities thereof, other than in wholly-owned Subsidiaries of the Company or in the ordinary course of business consistent with past practice, (ii) sell, lease or otherwise dispose of (whether by merger, consolidation, or acquisition of stock or assets or otherwise), or create or incur any Lien (other than Permitted Liens) on, any business organization or division thereof or any assets or securities, other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts, (iii) abandon, fail to maintain or allow to expire (except in each case, where the Company has in its reasonable business discretion determined that such Intellectual Property has no substantive value to the Company), or sell or exclusively license to any Person, any Intellectual Property of the Company or any of its Subsidiaries or (iv) authorize any new capital expenditures, except (X) as contemplated by the capital expenditure budget last delivered or made available to Parent by the Company or (Y) not in excess of $100,000 in the aggregate; provided, however, that for purposes of clarity, notwithstanding anything to the contrary set forth in this Agreement, neither the Company entering into that certain License Agreement attached hereto as Exhibit D, nor the Company performing thereunder, shall constitute any breach of this Agreement or any representation, warranty or covenant contained herein; provided, further, that nothing herein shall be deemed to affect the Company’s obligation to execute the License Agreement in connection with the Closing.

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or among wholly-owned Subsidiaries);

(g) create, incur, assume or otherwise become liable with respect to any Indebtedness exceeding $150,000, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any other Person;

(h) (i) renew or enter into any Contract or other arrangement that limits or otherwise restricts the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Final Surviving Entity, any of its Subsidiaries, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (ii) enter into any new line of business outside of its existing business segments, (iii) enter into purchase orders other than purchase orders for the manufacturing, assembly, purchase or sale of inventory in the ordinary course of business (provided that (X) this exception shall not apply to purchase orders for wafers in excess of $100,000 in the aggregate, which shall require Parent’s consent (provided Parent shall approve or decline such wafer purchase orders within 24 hours of notice, such approval not to be unreasonably withheld, conditioned or delayed) and (Y) any other purchase orders in an amount exceeding $100,000 individually shall not require consent, but shall be disclosed in a weekly report to be delivered by the Company to Parent), (iv) amend, modify or terminate (other than material amendments to purchase orders not related to any financial terms therein) any

Material Contract, (v) other than sales of products and nonexclusive licenses granted to customers and purchases of product from suppliers in the ordinary course of business and consistent with past practice, enter into any Material Contract or (vi) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(i) (i) enter into any out-bound exclusive license, distribution, marketing or sales Contracts, (ii) sell, transfer or otherwise dispose of any Company Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices or (iii) grant “most favored nation” or similar pricing to any Person;

(j) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) to Third Parties, other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements if required by GAAP or (B) incurred since the date of the most recent Company Financial Statements in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement;

(k) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other similar action involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, or commence any litigation, investigation, arbitration or proceeding against any Person, other than pursuing litigation or settling litigation necessary to pursue the Company’s rights under this Agreement;

(l) abandon or dedicate to the public domain any of the Company Registered IP;

(m) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, products, operations and activities of the Company and its Subsidiaries substantially equal to those currently in effect;

(n) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries (other than the Company’s standard employment agreements and form offer letters), (iv) terminate, establish, adopt or amend (except as reasonably necessary to comply with Applicable Law) any Company Benefit Plan covering any director, officer or employee of the Company or any of its Subsidiaries or (v) except as provided for by any existing Company Benefit Plan, increase compensation, bonus (other than discretionary bonuses up to an aggregate amount of $50,000) or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, or pay any similar benefits;

(o) change the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(p) make or change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any accounting method for material Taxes, file any amended material Tax Return, enter into any closing agreement related to a material amount of Taxes, settle a material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(q) terminate the employment of any of the individuals, or amend or rescind or otherwise materially alter, the employment arrangements of the individuals, set forth on Schedule A attached hereto;

(r) take any action which would reasonably be expected to cause any conditions of the Merger to not be satisfied;

(s) make any representations or issue any communications to current or former employees, independent contractors or directors that are inconsistent in any material respect with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent, any Subsidiary of Parent, or the Final Surviving Entity; or

(t) agree, resolve or commit to do any of the foregoing.

Section 6.2 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, Merger Subsidiary One or Merger Subsidiary Two, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.3 Proxy Statement/Prospectus and Registration Statement

(a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement. The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Stock pursuant to the Merger, and (ii) a proxy statement of the Company for use in connection with the solicitation of proxies for the Merger Proposal to be considered at the Company Stockholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC and to keep the Registration Statement effective through the Closing in order to consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective Representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon.

(b) As promptly as practicable after the Registration Statement has become effective (but in any event within five (5) Business Days thereafter), the Company shall cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders. Subject to and without limiting the rights of the Board of Directors of the Company pursuant to Section 6.5(a), the Proxy Statement/Prospectus shall include the Company Board Recommendation. Subject to Section 6.5(b), the Board of Directors of the Company shall publicly reaffirm such recommendation at any time prior to the Company Stockholder Meeting within forty-eight (48) hours following any written request to do so by Parent.

(c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, at the time the Registration Statement is declared effective, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law or the SEC, disseminated to the stockholders of the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings. Prior to filing the Registration Statement or mailing the Proxy Statement/Prospectus to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other Party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other Party and (iii) shall not file or mail such document or response to the SEC prior to receiving such other Party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act. In addition, prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Stock to be issued pursuant to the Merger will be registered (to the extent required), qualified or exempt from registration or qualification under any applicable federal or state securities or blue sky laws.

Section 6.4 Company Stockholder Meeting

(a) Unless this Agreement has been terminated in accordance with Section 8.1, the Company shall (i) establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders and take a vote for the purpose of obtaining the Company Stockholders’ approval in favor of this Agreement and the transactions contemplated herein in accordance with Delaware Law (the “Merger Proposal”) at a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement becomes effective (but taking into account any advance notice or other requirements under Applicable Law), (ii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Provided this Agreement has not otherwise been terminated pursuant to Section 8.1, the Company’s obligations pursuant to Section 6.4(a)(i) and (ii) shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Acquisition Proposal or inquiry or indication of interest with respect thereto, or by an Adverse Recommendation Change.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting solely (i) for up to ten (10) Business Days, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (ii) for up to ten (10) Business Days, if the Board of Directors of the Company shall have determined in good faith (after consultation with its outside legal counsel) that it is necessary to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the

SEC or otherwise (including in connection with any Adverse Recommendation Change), (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by any other Applicable Law, Order or a request from the SEC or its staff or (iv) with the prior written consent of Parent.

Section 6.5 No Solicitation; Other Offers

(a) Subject to Section 6.5(b), the Company shall not, and the Company shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiries or indication of interests regarding, or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to result in, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations (oral or written) regarding any Acquisition Proposal or any inquiry or indication of interest with respect thereto, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries or, except as required by Applicable Law, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise assist, cooperate in any way with, or take any action to knowingly facilitate or knowingly encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal or any inquiry or indication of interest with respect thereto, (iii) fail to make, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or publicly recommend any Acquisition Proposal, or any inquiry or indication of interest with respect thereto, or take any public action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to any Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Party (other than Parent and its Representatives) that may be ongoing as of the date hereof with respect to any actual or potential Acquisition Proposal or any inquiry or indication of interest with respect thereto.

(b) Notwithstanding Section 6.5(a), at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide Acquisition Proposal received by the Company after the date hereof that was not solicited in material violation of Section 6.5(a), or, prior to the date of this Agreement in material violation of that certain Letter Agreement dated August 17, 2009, between Parent and the Company (the “Letter Agreement”) and with respect to which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) that taking the actions set forth in clauses (A), (B) or (C) below with respect to such Acquisition Proposal is necessary in order to comply with its fiduciary duties under Applicable Law, the Board of Directors of the Company, directly or indirectly through its Representatives, may, in response to such Acquisition Proposal, and subject to compliance with Section 6.5(c) and Section 6.5(d), (A) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives, (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition

Proposal or (C) in the event that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change and/or enter into an agreement regarding such Superior Proposal; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change unless (x) the Company has given Parent five (5) Business Days prior written notice of its intention to take such action and all of the material terms and conditions of such Superior Proposal as initially proposed by such Person (it being understood and agreed that any material change to the consideration offered and/or other change to the material terms of any Superior Proposal as initially proposed by such Person shall require an additional notice to Parent and a new three (3) Business Day notice period), (y) the Board of Directors of the Company shall have considered in good faith and, if requested by Parent in writing, the Company shall have met with Parent to discuss (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement committed to by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect or shall have determined to make such Adverse Recommendation Change even if such changes were to be given effect and (z) the Company has complied in all material respects with its obligations under this Section 6.5.

(c) The Company shall promptly (and in any event within two (2) Business Days) advise Parent orally and in writing of the receipt by the Company or any of its Representatives of (i) any indication that a Third Party is considering making an Acquisition Proposal, (ii) any request for information by any Third Party that may be considering making an Acquisition Proposal or any inquiry or indication of interest with respect thereto, or (iii) any Acquisition Proposal, in each case, along with the identity of the Person making any such Acquisition Proposal, and, to the extent available, the Company shall provide Parent with a copy or a written summary of the material terms of any such Acquisition Proposal. The Company shall promptly keep Parent reasonably informed of the status (including any change to the material terms) of any such Acquisition Proposal, potential Acquisition Proposal or information request. Following a determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Board of Directors of the Company has made such determination together with a copy of any draft or definitive agreements related to such Superior Proposal and a summary of the material terms of such Superior Proposal. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(d) Prior to furnishing any information to or entering into discussions or negotiations with any Person making an Acquisition Proposal pursuant to Section 6.5(b) and Section 6.5(c), the Company shall receive from such Person an executed confidentiality agreement, the terms of which shall be no less favorable to the Company than, in the aggregate, those contained in the letter agreement dated as of May 11, 2009 between the Company and Parent, as amended (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent). The Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent or the Parent Representatives that is provided to any Person making an Acquisition Proposal. The

Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill to which it or any of its Subsidiaries is a party, unless the Board of Directors of the Company determines that such action is necessary in order to comply with its fiduciary duties under Applicable Law (in which case, such termination, waiver, amendment or modification shall, to the extent approved by Parent, also apply to the Confidentiality Agreement and the Letter Agreement, to the extent applicable).

(e) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.5 shall prohibit or restrict the Company or the Board of Directors of the Company from (a) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, such disclosure would be necessary under Applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.5(e) affect the obligations of the Company otherwise specified in Section 6.5.

Section 6.6 Access to Information

(a) Subject to Section 6.6(b), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to: (i) provide to Parent, the Merger Subsidiaries and each of their respective Representatives reasonable access during normal business hours and upon reasonable prior notice to the Company and its Subsidiaries, to the officers, employees, agents, Contracts, properties, assets, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish, or cause to be furnished, (A) such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of or information concerning the Company and its Subsidiaries as Parent, the Merger Subsidiaries or any of their respective Representatives may reasonably request so long as such access does not unreasonably interfere with the operations of the Company, cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, cause a risk of loss or privilege or trade secret protection to the Company or any of its respective Subsidiaries or could cause a violation of Applicable Law and (B) to Parent, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of earnings and cash flows (which the Company shall furnish to Parent at substantially the same time such information is furnished on a monthly basis to the management of the Company in the ordinary course of business consistent with past practice), weekly booking, backlog and shipment reports, weekly flash reports, weekly cash forecasts, periodic revenue and gross margin reports, periodic sales forecasts, quarterly data and financial summary reports and quarterly financial models; provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene Applicable Law. No investigation made or information provided, made available or delivered to Parent, the Merger Subsidiaries or any of their respective Representatives pursuant to this Section 6.6 shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties thereunder.

(b) Any information provided, made available or delivered by the Company, any of its Subsidiaries or any of their respective Representatives to Parent, the Merger Subsidiaries or any of their respective Representatives pursuant to Section 6.6(a) shall be held in confidence in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.

Section 6.7 Commercially Reasonable Efforts; Further Action and Assurances

(a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the Closing conditions under this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals required under Applicable Law from any Governmental Authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to (i) hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, (ii) enter into any consent decree or other agreement that would restrict either Parent or the Company in the conduct of its business as heretofore conducted, (iii) litigate or otherwise contest any administrative or judicial action that may be brought in connection with the transactions contemplated by this Agreement or (iv) enter into any licensing arrangement with respect to any of its assets or properties.

(b) The Company shall use commercially reasonable efforts to obtain the waiver, in form provided by Parent to the Company prior to the date hereof or otherwise in form reasonably satisfactory to Parent, of each former Company director and officer regarding any obligation of the Company, its successors and assigns to maintain any standby letter of credit or other Third Party guarantee in connection with indemnification obligations set forth in any applicable indemnification agreement or arrangement between the Company and such director and/or officer.

(c) At and after the Effective Time, the officers and directors of the Interim Surviving Corporation and the Final Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Subsidiary One or Merger Subsidiary Two any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Subsidiary One or Merger Subsidiary Two, any other actions and things to vest, perfect or confirm of record or otherwise in the Interim Surviving Corporation or Final Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Interim Surviving Corporation or Final Surviving Entity as a result of, or in connection with, the Merger.

Section 6.8 Notices of Certain Events. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, overtly threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such Party’s representations, warranties, covenants or agreements contained herein or would prevent, materially delay or impede, or would reasonably be expected to prevent, materially delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement; provided, further, however, that a failure to comply with this Section 6.8 prior to the Closing Date in and of itself will not constitute the failure of any condition set forth in ARTICLE 7 to be satisfied unless (i) such failure materially prejudices another Party’s ability to exercise its rights or remedies hereunder prior to the Effective Time or (ii) the underlying event would independently result in the failure of a condition set forth in ARTICLE 7 to be satisfied.

Section 6.9 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, except with respect to any Adverse Recommendation Change or other action taken by the Company pursuant to Section 6.5, none of the Parties shall (and each of the Parties shall cause its Subsidiaries and Representatives not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent or any of its Subsidiaries or their respective Representatives or (b) Parent, in the event the disclosing party is the Company or any of its Subsidiaries or their respective Representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, after consultation with counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, Applicable Law or the rules or regulations of NASDAQ or any other securities exchange on which the Company Stock or the Parent Stock is listed, or is otherwise permitted pursuant to the exercise of the Company’s rights under Section 6.5(b), such Party may make such press release or public announcement, in which case the disclosing Party shall use its commercially reasonable efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.10 Obligations with Respect to Continuing Employees and Benefit Matters

(a) For a period of twelve (12) months following the Effective Time, subject to compliance with Applicable Law and Parent’s applicable benefit plans, the employees of the Company who remain in the employment of the Final Surviving Entity (the “Continuing Employees”) shall, with respect to benefits of the Company that are not continued after the Effective Time, receive employee benefits substantially similar to those received by similarly situated employees of Parent (taking into account the employees’ performance and geographic location).

(b) Subject to compliance with Applicable Law and Parent’s applicable benefit plans, Parent shall cause the Final Surviving Entity to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for any matching contributions under a cash or deferred arrangement intended to qualify under Section 401(k) of the Code and (iv) for the purpose of determining the amount of any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits. Parent shall cause the Final Surviving Entity to recognize any vacation time of Continuing Employees that has accrued and has not been used as of the Effective Time; provided, however, that Parent shall cause the Final Surviving Entity to promptly pay after the Closing all Continuing Employees for any accrued and unused vacation time that is in excess of the maximum number of accrued and unused vacation days allowed with respect to Parent employees generally minus five (5) days, and thereafter Continuing Employees will be subject to the maximum vacation accruals applicable to Parent employees of similar seniority.

(c) Any Continuing Employee who (i) is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments or (ii) has not entered into an employment or consulting agreement with Parent or any of its current Subsidiaries and whose employment is terminated without “cause” within twelve (12) months after the Effective Time and who signs a release in form and substance reasonably acceptable to Parent (it being understood that the form of release customarily used by the Company shall be reasonably acceptable), shall receive severance benefits equal to two weeks of such Continuing Employee’s annual base salary, plus one week of such Continuing Employee’s annual base salary for each year of service with the Company and/or Parent. Parent shall, and shall cause the Final Surviving Entity to, assume the obligations, including without limitation, any severance obligations, under any employment, consulting, change in control or severance agreement or contract providing severance payments between the Company and/or any of its Subsidiaries and any Continuing Employee.

(d) With respect to any group health plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, and subject to compliance with Applicable Law and any such group health plan, Parent shall, and shall cause the Final Surviving Entity to, take commercially reasonable steps to waive limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such

Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the applicable group health plans maintained by the Company prior to the Effective Time.

(e) With regard to payments to be made under the Company’s Annual Cash Incentive Plan and any sales and business development incentive plans (collectively, the “ACIP”) for the second half plan period of 2009 (including, without limitation, any payments due from the first half plan period of 2009), if the Effective Time occurs after the date on which payments to participants under the ACIP are scheduled to be made, the Company shall make all such payments to the participants on the date or dates determined by the Company in accordance with the applicable provisions of the ACIP (the “ACIP Payment Date”). If the Effective Time occurs prior to the date such payments have been made, Parent shall, or shall cause the Final Surviving Entity to, pay each participant under the ACIP the payments that would be due under the applicable terms of such plan, and, if any participant in the ACIP is terminated without “cause” by Parent or the Final Surviving Entity, or any of their Affiliates, prior to the date such payments are made, then, notwithstanding any provision of the ACIP requiring that the participant remain employed as of an applicable payment date in order to receive payment, Parent shall, or shall cause the Final Surviving Entity to, pay each such participant terminated without “cause,” the payment that would otherwise have been paid to such person if such person had remained an employee as of the applicable ACIP Payment Date.

(f) The provisions of this Section 6.10 are for the sole benefit of the Parties and nothing in this Section 6.10, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefit plans, programs or arrangements maintained for or provided to Continuing Employees or any other employees of Parent prior to, on or following the Effective Time, or of either Final Surviving Entity following the Effective Time, or impose an obligation on any of the Company, Parent or, on or after the Effective Time, either Final Surviving Entity, to establish, continue, amend, terminate or otherwise take any action with respect to any compensation or benefits plan, program or arrangement or (ii) confer upon or give to any Person (including any current or former employees, directors, or independent contractors of any of the Company, Parent, or, on or after the Effective Time, either Final Surviving Entity), other than the Parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.10). For the avoidance of doubt, no provision of this Agreement shall create any Third Party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions or existence of employment and benefits that may be provided to any employee by the Company, Parent or either Final Surviving Entity or under any benefit plan which the Company, Parent or either Final Surviving Entity may maintain.

(g) Unless otherwise directed by Parent at least fifteen (15) Business Days prior to the Closing Date, the Company shall not take any action to terminate the Company Benefit Plans that are self-funded “employee benefit plans” within the meaning of ERISA or that are intended to include a Code Section 401(k) arrangement (collectively, “Surviving Benefit Plans”). If Parent shall direct the Company to terminate the Surviving Benefit Plans, the Company shall take any and all actions required to terminate the Surviving Benefit Plans as of a date no later than one (1) day prior to the Closing Date. Such actions shall include providing to Parent executed resolutions of the Company’s Board of Directors terminating the Surviving Benefit Plans. The form and substance of such resolutions shall be subject to the review and approval of Parent (which approval shall not be unreasonably withheld). The Company shall also take such other actions in furtherance of terminating such Surviving Benefit Plan(s) as Parent may reasonably require. If the Company is required to terminate its 401(k) plan pursuant to this Section 6.10(g), Parent shall (or cause the Final Surviving Entity to) take such actions as are necessary to cause a retirement plan maintained by it or one of its ERISA Affiliates that is qualified under Section 401(a) of the Code to accept qualifying direct and indirect rollover distributions of the Continuing Employees’ balances under the Company’s 401(k) plan. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten (10) Business Days prior to the Effective Time.

Section 6.11 Indemnification and Insurance

(a) The Company shall purchase prior to the Closing an insurance and indemnification policy in form and substance reasonably acceptable to Parent that provides coverage for acts or omissions occurring on or prior to the Effective Time (“D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of the Company. For a period of six (6) years following the Effective Time, Parent shall, and as applicable shall cause the Final Surviving Entity and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under each indemnification Contract listed in Section 6.11 of the Company Disclosure Schedule between the Company and/or its applicable Subsidiaries and any of their applicable current or former directors and officers (each an “Indemnified Person”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Final Surviving Entity and its Subsidiaries to) cause the Certificate of Incorporation and Bylaws (and other similar organizational documents) of the Final Surviving Entity and its Subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Certificate of Incorporation and Bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not, unless required by Applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions.

(b) The rights of each Indemnified Person under this Section 6.11 shall be in addition to any rights such Person may have under the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her Representatives and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. If Parent or the Final Surviving Entity or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger or

(ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such surviving corporation shall expressly assume all of the obligations of Parent and the Final Surviving Entity set forth in this Section 6.11. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.11 in connection with their enforcement of their rights provided in this Section 6.11 and shall unconditionally and irrevocably guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.11.

Section 6.12 Tax Treatment as Reorganization

(a) Each of Parent, the Merger Subsidiaries and the Company intends, and shall use its commercially reasonable efforts to cause, the First Step Merger and the Second Step Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, the Merger Subsidiaries and the Company shall report the First Step Merger and the Second Step Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Each of Parent, the Merger Subsidiaries and the Company agrees to use all commercially reasonable efforts in order for the Company to obtain a written tax opinion from its tax counsel (as specified in Section 7.3(d)), in form and substance reasonably satisfactory to them, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for United States federal income tax purposes, the First Step Merger and the Second Step Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Opinion”). As a condition precedent to the rendering of such Tax Opinions, Parent (and the Merger Subsidiaries) and the Company shall, as of the Closing Date, execute and deliver to Dechert LLP or Pillsbury Winthrop Shaw Pittman LLP (or such other nationally-recognized law firm as Parent or the Company may select in lieu thereof), officers’ certificates, dated and executed as of the dates of such Tax Opinion (the “Tax Representation Letters”), in substantially the forms attached to this Agreement as Exhibit B and Exhibit C, respectively. In rendering the Tax Opinion, such counsel shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in the Tax Representation Letters.

(d) If for any reason, including any payments required to be made to any holders of Dissenting Shares, the First Step Merger and the Second Step Merger, taken together, will not satisfy the “continuity of interest” requirement of Treasury Regulations Section 1.368-1(e), necessary to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then, if requested by the Company, the Maximum Cash Amount shall be reduced only to the extent as is necessary for the First Step Merger and the Second Step Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the calculations in Section 2.5 shall be re-calculated taking into account such reduced Maximum Cash Amount; provided, that in no event shall the Maximum Stock Amount be exceeded.

Section 6.13 Third Party Consents and Assignments. As soon as practicable following the date hereof, each of Parent and the Company shall use commercially reasonable efforts to obtain such consents, approvals, assignments and waivers under any of its Contracts set forth in Section 4.4(c) of the Company Disclosure Schedule or Section 4.17(a) of the Company Disclosure Schedule. In connection with seeking such consents, approval, assignments and waivers, each of Parent and the Company shall keep the other party informed of all material developments; provided, that neither party shall be obligated to pay any amount or make any material amendment to any such agreement to obtain any such consent. Such consents, approvals, assignments and waivers shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, neither party shall have any liability to the other party, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from either party seeking to obtain such consents, approvals, assignments and waivers.

Section 6.14 Takeover Statutes. If any state takeover statute or similar law becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of (i) Parent and the Merger Subsidiaries and their Boards of Directors, and (ii) subject to Section 6.5, the Company and its Board of Directors, shall take all commercially reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Company Stock (including any derivative securities with respect to such shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Resignation of Directors and Officers. Prior to the Effective Time, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignations of each of (i) the directors of the Company from the Board of Directors of the Company and all committees thereof and (ii) the officers of the Company, such resignations to be effective as of the Effective Time.

Section 6.17 Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for listing upon the Effective Time on NASDAQ, subject to official notice of issuance.

Section 6.18 Stockholder Litigation. The Company shall give Parent and its counsel the opportunity to participate in the defense or settlement of any stockholders litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and no settlement of any such litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.19 Regulatory Filings

(a) Without limiting the generality of the obligations of the parties pursuant to Section 6.5 and subject to Section 6.5(b), Parent and the Company shall collectively determine whether any action by or in respect of, or filing with, any Governmental Authority by any party hereto or any Subsidiary thereof is required in connection with the consummation of the transactions contemplated by this Agreement, and the parties hereto will reasonably cooperate with each other in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings or furnishing information required in connection therewith. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. Each of the Company and Parent promptly shall notify and provide a copy to the other party of any written communication received from any Governmental Authority with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filing or any such transaction. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the opportunity to the other party to attend or participate. To the extent permitted by applicable Law, the parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with Proceedings under or related to the HSR Act.

(b) The parties (i) shall use their respective commercially reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger and (ii) shall promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all commercially reasonable efforts to obtain all necessary consents from any Governmental Entities necessary to consummate the Merger. The Company and Parent shall promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the Company, Parent and the Merger Subsidiaries to consummate the Merger are subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with Delaware Law.

(b) No Injunctions or Restraints. No Applicable Law preventing or making illegal the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, such Party shall have complied in all material respects with its obligations under Section 6.19 hereof.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

(d) Antitrust Approval. Any and all waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(e) NASDAQ Listing. The shares of Parent Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 7.2 Conditions to the Obligations of Parent and the Merger Subsidiaries to Consummate the Merger. The obligations of Parent and the Merger Subsidiaries to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in (i) Section 4.2 and Section 4.12(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; (ii) Section 4.5(a) shall be true and correct in all respects (disregarding the date set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, any deviation therein of not more than 3,000 shares in the aggregate shall not be deemed to make such representations and warranties untrue or incorrect; (iii) Sections 4.8, 4.12(a) and 4.18 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Event and (iv) all other sections of ARTICLE 4 not listed in clauses (i), (ii) or (iii) above shall be true and correct (disregarding any exception in such representations and warranties relating to materiality, other than the term “Material Contracts”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

provided, however, that, with respect to clauses (ii)-(iv) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (ii)-(iv), as applicable), only as of such date or period.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b).

(d) FIRPTA Affidavit. If the Company Stock is not traded on NASDAQ immediately before the Effective Time, the Company shall deliver to Parent an affidavit stating, under penalty of perjury, that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(e) Current SEC Reports. The Company shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of this Agreement.

(f) The Company shall have executed that certain License Agreement dated as of the day prior to the Closing Date in substantially the form attached hereto as Exhibit D.

Section 7.3 Conditions to the Obligations of the Company to Consummate the Merger. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and the Merger Subsidiaries set forth in Section 5.2 and Section 5.4 (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (ii) all of the other representations and warranties of Parent and the Merger Subsidiaries set forth in ARTICLE 5 shall be true and correct (disregarding for these purposes any exception in such representations and warranties relating to materiality) as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and the Merger Subsidiaries shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or the Merger Subsidiaries, as applicable, at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and 7.3(b).

(d) Legal Opinion of Counsel. The Company shall have received the Tax Opinion of Dechert LLP, counsel to the Company’s Board of Directors (or such other nationally-recognized law firm as the Company may select), referred to in Section 6.12(c), and such opinion shall not have been withdrawn; provided, however, that if such Tax Opinion is not delivered, this condition shall nonetheless be deemed satisfied if the Company shall have received an opinion, in substantially the form attached hereto as Exhibit E, from Pillsbury Winthrop Shaw Pittman LLP, counsel to Parent (the “Alternative Opinion”). If the Alternative Opinion is not delivered, the Company may waive this condition.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise specified below):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger shall not have been consummated by February 26, 2010; provided, however, that in the event that as of February 26, 2010 all conditions to Closing have been satisfied or waived (other than such conditions that are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 7.1(d) (Antitrust Approval), the termination date shall be extended to May 31, 2010; provided, however, that in the event that as of May 31, 2010 the condition set forth in Section 7.1(d) (Antitrust Approval) has not been satisfied and neither Parent nor the Company has provided written notice to the other of termination of this Agreement within five (5) Business Days prior to May 31, 2010, the termination date shall be automatically extended to August 31, 2010 (such date, including any such permitted extensions thereof, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure by such Party to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date and such failure to perform constitutes a breach of this Agreement;

(ii) any Applicable Law (A) prohibits or makes illegal the consummation of the Merger or (B) enjoins the consummation of the Merger and such injunction has become final and nonappealable; or

(iii) the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon;

(c) by Parent, if:

(i) (A) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 7.2(a) would not then be satisfied or (B) the Company shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by the Company such that the condition set forth in Section 7.2(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if either Parent or the Merger Subsidiaries is then in material breach of any of its agreements or covenants contained in this Agreement which are subject to cure; or

(ii) (A) an Adverse Recommendation Change shall have occurred or (B) the Company has failed to include the Company Board Recommendation in the Proxy Statement/Prospectus or (C) the Board of Directors of the Company approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an Acquisition Proposal or approves or recommends that the Company Stockholders tender their shares of Company Stock in any tender offer or exchange offer that constitutes an Acquisition Proposal, (D) the Company shall have failed to hold the Company Stockholder Meeting pursuant to Section 6.4(a) within thirty (30) days of the Proxy Statement/Prospectus having been declared effective by the SEC (the “Required Meeting Date”); provided, however, in the event an amendment to the Proxy Statement/Prospectus is required, the Required Meeting Date shall be extended to thirty (30) days from the date such amendment is declared effective by the SEC or (E) the Company shall have materially breached any of its obligations under Section 6.5 and failed to cease all actions and activities constituting such breach within twenty-four (24) hours of written notice from Parent of such breach; or

(d) by the Company, if:

(i) (A) there exists a breach of any representation or warranty of Parent or the Merger Subsidiaries contained in this Agreement such that the condition set forth in Section 7.3(a) would not then be satisfied or (B) Parent or the Merger Subsidiaries shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by it such that the condition set forth in Section 7.3(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after Parent receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its agreements or covenants contained in this Agreement which are subject to cure; or

(ii) prior to obtaining the Company Stockholder Approval, (A) the Board of Directors of the Company has received a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith (after consultation with outside legal counsel) that the failure to accept such Superior Proposal would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, (C) the Company has complied in all material respects with Section 6.5 and (D) the Company agrees to pay the Termination Fee to Parent in accordance with Section 8.3.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other Parties in accordance with Section 9.1.

Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent, the Merger Subsidiaries or the Company (or their respective Affiliates or Representatives) hereunder; provided, however, that the provisions of this Section 8.2, Section 6.6(b) and Section 8.3, ARTICLE 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; and provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement, including any willful failure to fulfill a condition to the performance of the obligations of the other Parties. In no event shall any Party be liable for punitive damages.

Section 8.3 Termination Fee

(a) If this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, an amount equal to $8.5 million (such amount, the “Company Termination Fee”) as promptly as reasonably practicable (and in any event within two (2) Business Days after such termination). If this Agreement is terminated pursuant to Section 8.1(b)(iii), then, in the event that, (i) at any time after the date of this Agreement and prior to such termination any Third Party shall have publicly made, publicly proposed or publicly disclosed an intention to make a bona fide Acquisition Proposal, which bona fide Acquisition Proposal was not retracted or rescinded prior to such termination and (ii) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is consummated (for this purpose, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Acquisition Proposal), then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee, such payment to be made promptly (and in any event within two (2) Business Days) after the consummation of, such Acquisition Proposal.

(b) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Merger Subsidiaries would not enter into this Agreement. If the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment Parent commences a legal action which results in a judgment against the Company for all or any portion of the Company Termination Fee, the Company shall pay to Parent its reasonable documented out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) in connection with such action. In circumstances where a Company Termination Fee is payable, upon payment of the Company Termination Fee, the Company shall have no further liability to Parent or the Merger Subsidiaries with respect to this Agreement or the transactions contemplated hereby.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Parent, Merger Subsidiary One or Merger Subsidiary Two, to:

Atheros Communications, Inc.
5480 Great America Parkway
Santa Clara, CA 95054
Attention:	Craig H. Barratt
Facsimile No.:	(408) 738-2849
E-mail:	craig@atheros.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention:	Allison Leopold Tilley, Esq.
Facsimile No.:	(650) 233-4545
E-mail:	allison@pillsburylaw.com

if to the Company, to:

Intellon Corporation
5955 T.G. Lee Blvd.
Orlando, FL 32822
Attention:	Charles Harris
Facsimile No.:	(407) 428-2871
E-mail:	charlie.harris@intellon.com

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention:	Henry N. Nassau, Esq. Ian A. Hartman, Esq.
Facsimile No.:	(215) 994-2222
E-mail:	henry.nassau@dechert.com ian.hartman@dechert.com

and with a copy to:

Proskauer Rose LLP
1001 Pennsylvania Avenue, NW
Suite 400 South
Washington, DC 20004-2533
Attention:	Trevor J. Chaplick Peter G. Samuels
Facsimile No.:	(202) 416-6899
E-mail:	tchaplick@proskauer.com psamuels@proskauer.com

or to such other address, facsimile number or electronic mail as such Party may hereafter specify for such purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.2 Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules or Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this ARTICLE 9, in ARTICLE 2 and in Section 6.7(c), Section 6.10 and Section 6.11 and (b) those other covenants and agreements contained herein (including for the avoidance of doubt, those covenants and agreements contained in Section 6.12(a) and Section 6.12(b)) that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, in each case which shall survive the consummation of the Merger until fully performed.

Section 9.3 Amendments and Waivers

(a) Any provision of this Agreement may be amended prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

(b) At any time prior to the Effective Time, Parent and the Merger Subsidiaries, on the one hand, or the Company, on the other hand, may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Parties or conditions to the obligations of the waiving Parties contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 9.4 Expenses. Except as otherwise expressly set forth in this Agreement, including Section 8.3, all costs, fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the First Step Merger and the Second Step Merger are consummated.

Section 9.5 Disclosure Schedule References. The Parties hereto agree that the disclosure of any fact or item in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be a disclosure with respect to (i) the representations and warranties of the Company or Parent and the Merger Subsidiaries, respectively, that are contained in the corresponding Section of this Agreement and (ii) any other representation or warranty of the Company or Parent and the Merger Subsidiaries, respectively, that is contained in this Agreement, but only if the relevance of such disclosure to such representation or warranty is reasonably apparent. The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission by either party that such item is material or represents a material fact, event or circumstance, would or is likely to result in a Company Material Adverse Effect, a Company Material Event or a Parent Material Adverse Effect, exceeds specified monetary thresholds or creates a measure for, or further defines the meaning of, materiality or material adverse effect and their correlative terms for purposes of this Agreement. No disclosure on any section of the Company Disclosure Schedule or the Parent Disclosure Schedule relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 9.6 Mutual Drafting; Headings. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. The captions, headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7 Assignment; Binding Effect; Parties in Interests

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Parent and the Merger Subsidiaries may assign all or any of their rights (but not their obligations) hereunder to one or more of their wholly-owned Affiliates without obtaining any such consent, and Parent and the Final Surviving Entity may assign all or any of their rights or obligations hereunder other than under ARTICLE 2 and Section 6.11, after the Effective Time to any Person. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(b) Except for the provisions of ARTICLE 2 and Section 6.11 (which shall each inure to the benefit of the Persons benefiting therefrom who are the intended third party beneficiaries thereof), nothing in this Agreement, express or implied, shall confer upon any Person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.

Section 9.9 Jurisdiction. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.1, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.1.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and that the Parties may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 9.12 Entire Agreement. This Agreement (together with the Exhibits, the Schedules, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other instruments delivered pursuant hereto), the Confidentiality Agreement and the Letter Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced in any jurisdiction such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.14 Counterparts; Effectiveness. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic mail or otherwise) to the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ATHEROS COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Craig H. Barratt

Name:	Craig H. Barratt

Title:	President and Chief Executive Officer

ICEMAN ACQUISITION ONE CORPORATION,
a Delaware corporation

By:	/s/ David Torre

Name:	David Torre

Title:	Chief Financial Officer and Treasurer

ICEMAN ACQUISITION TWO LLC,
a Delaware limited liability company

By:	/s/ David Torre

Name:	David Torre

Title:	Director

INTELLON CORPORATION,
a Delaware corporation

By:	/s/ Charles E. Harris

Name:	Charles E. Harris

Title:	Chairman and CEO

Signature Page to Agreement and Plan of Merger